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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Intrepid Potash, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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1001 17th Street, Suite 1050
Denver, Colorado 80202

April 7, 2020

Dear Stockholder:

        We cordially invite you to attend the 2020 Annual Meeting of Stockholders of Intrepid Potash, Inc. (the "Annual Meeting"). The Annual Meeting will be held on Tuesday, May 19, 2020, at 10:00 a.m., Mountain Time. The Annual Meeting will be held entirely online live via audio webcast due to the public health impact of the coronavirus outbreak (COVID-19) and to support the health and well-being of our directors, employees, stockholders, and other stakeholders. You will be able to attend and participate in the Annual Meeting online by visiting www.virtualshareholdermeeting.com/IPI2020, where you will be able to listen to the Annual Meeting live, submit questions, and vote. We plan to resume holding an in-person meeting in 2021.

        You will find important information about the matters to be voted on at the Annual Meeting in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. We are sending most of our stockholders a one-page Notice of Internet Availability of Proxy Materials (the "Notice") instead of sending them a full set of printed materials. The Notice tells you how to access and review on the internet the important information contained in the proxy materials. The Notice also tells you how to vote on the internet prior to the Annual Meeting or by phone and how to request to receive a printed copy of our proxy materials.

        Your vote is important. We hope you will attend the Annual Meeting online. We encourage you to review the proxy materials and vote as soon as possible. You may vote on the internet or by phone as described in the attached proxy materials. You also may vote by mail if you timely request to receive printed copies of these proxy materials in the mail. You will also be able to vote your shares electronically during the Annual Meeting. Details about how to attend the Annual Meeting online and how to submit questions and cast your votes are posted at www.virtualshareholdermeeting.com/IPI2020 and can be found in this proxy statement in the section entitled "Questions and Answers about the Annual Meeting and Voting—How can I attend and vote at the Annual Meeting?".

Very truly yours,
Robert P. Jornayvaz III Executive Chairman of the Board, President, and Chief Executive Officer

Intrepid Potash, Inc.
1001 17th Street, Suite 1050
Denver, Colorado 80202

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Annual Meeting Date	Tuesday, May 19, 2020
Time	10:00 a.m., Mountain Time
Place	www.virtualshareholdermeeting.com/IPI2020
Items of Business	(1) To elect two Class III directors nominated by our Board of Directors to serve three-year terms expiring at our 2023 Annual Meeting of Stockholders;
(2) To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2020;
(3) To approve, on an advisory basis, the compensation of our named executive officers; and
(4) To transact any other business that properly comes before the Annual Meeting and any adjournment or postponement of the Annual Meeting
The accompanying proxy statement provides more details about each of these proposals.
Record Date	Only holders of record of our common stock on March 20, 2020, are entitled to receive notice of, and to vote at, the Annual Meeting and any postponement or adjournment of the Annual Meeting.
Voting

Your vote is important. We encourage you to read the accompanying proxy materials and submit your vote as soon as possible. You can find information about how to cast your vote in the question-and-answer section of the accompanying proxy statement.

        We expect to begin furnishing these proxy materials to stockholders on or about April 7, 2020.

        Pursuant to rules adopted by the U.S. Securities and Exchange Commission (the "SEC"), we have elected to provide access to our proxy materials via the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the "Notice") to our stockholders entitled to notice of, and to vote at, the Annual Meeting and at any postponement or adjournment thereof. Stockholders will have the ability to access the proxy materials at www.proxyvote.com or request to receive a printed set of the proxy materials by mail or an electronic set of materials by email. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We believe these rules allow us to provide our stockholders with the information they need, while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF
STOCKHOLDERS TO BE HELD ON MAY 19, 2020:

This notice, our proxy statement, and our 2019 annual report are available at
www.proxyvote.com.

By Order of the Board of Directors of Intrepid Potash, Inc.,

Kyle R. Smith Vice President, General Counsel and Secretary

Denver, Colorado
April 7, 2020

Intrepid Potash, Inc.
1001 17th Street, Suite 1050
Denver, Colorado 80202
(303) 296-3006

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these proxy materials?

        We are providing these proxy materials to you in connection with the solicitation by the Board of Directors (the "Board") of Intrepid Potash, Inc., a Delaware corporation, of proxies to be voted at our 2020 Annual Meeting of Stockholders (the "Annual Meeting").

        The Annual Meeting will be held on Tuesday, May 19, 2020, at 10:00 a.m., Mountain Time, online at virtualshareholdermeeting.com/IPI2020. The Annual Meeting will be a completely virtual meeting, which will be conducted via live audio webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/IPI2020 and entering your 16-digit control number included in your Notice, on your proxy card or on the instructions that accompanied your proxy materials. If you lose your 16-digit control number, you may join the Annual Meeting as a "Guest" but you will not be able to vote, ask questions, or access the list of stockholders as of the close of business on the Record Date (as defined below). Only stockholders with a valid 16-digit control number, will be able to attend the Annual Meeting and vote, ask questions and access the list of stockholders as of the close of business on the Record Date (as defined below).

        We expect to begin furnishing these proxy materials to stockholders on or about April 7, 2020.

        When we use the term "Intrepid," "us," "we," or "our," we mean Intrepid Potash, Inc. and its consolidated subsidiaries, unless the context otherwise requires.

What matters will be voted on at the Annual Meeting?

        We will ask stockholders to vote on the following matters at the Annual Meeting:

  (1)
  To elect two Class III directors nominated by our Board to serve three-year terms expiring at our 2023 Annual Meeting of Stockholders (Proposal 1);

  (2)
  To ratify the appointment of KPMG LLP ("KPMG") as our independent registered public accounting firm for 2020 (Proposal 2);

  (3)
  To approve, on an advisory basis, the compensation of our named executive officers (Proposal 3); and

  (4)
  To transact any other business that properly comes before the Annual Meeting and any adjournment or postponement of the Annual Meeting.

Who can vote?

        Stockholders of record at the close of business on the record date of March 20, 2020 (the "Record Date"), are entitled to receive notice of, and to vote at, the Annual Meeting. As of the Record Date, we had 131,484,066 shares of common stock issued and outstanding. Each share is entitled to one vote on each item voted on at the Annual Meeting.

        A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for the 10 days prior to the Annual Meeting at www.virtualshareholdermeeting.com/IPI2020. In addition, the list of stockholders will also be available during the Annual Meeting through the Annual Meeting website for those stockholders who choose to attend.

        To attend and participate in the Annual Meeting, you will need the 16-digit control number included in your Notice, on your proxy card or on the instructions that accompanied your proxy materials. If your shares are held in "street name," you should contact your broker, bank or other nominee to obtain your 16-digit control number or otherwise vote through the broker, bank or other nominee. If you lose your 16-digit control number, you may join the Annual Meeting as a "Guest" but you will not be able to vote, ask questions, or access the list of stockholders as of the close of business on the Record Date. Only stockholders with a valid 16-digit control number, will be able to attend the Annual Meeting and vote, ask questions and access the list of stockholders as of the close of business on the Record Date. The Annual Meeting webcast will begin promptly at 10:00 a.m. Mountain Time. We encourage you to access the Annual Meeting prior to the start time. Online check-in will begin at 9:45 a.m. Mountain Time, and you should allow ample time for the check-in procedures.

What is the difference between a stockholder of record and a beneficial holder?

        Most of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. There are some important distinctions between shares held of record and those owned beneficially.

Stockholder of Record

        If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. ("Computershare"), you are the stockholder of record for those shares and are receiving proxy materials directly from us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote online at the Annual Meeting.

Beneficial Holder

        If your shares are held in a stock brokerage account or by a bank or other nominee (commonly referred to as being held in "street name"), you are the beneficial holder of those shares. Your broker, bank or other nominee is the stockholder of record and has forwarded proxy materials to you as beneficial holder. As the beneficial holder, you have the right to direct your broker, bank or other nominee how to vote your shares and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares online at the Annual Meeting unless you have the 16-digit control number included in your Notice, on your proxy card or on the instructions that accompanied your proxy materials giving you the right to vote the shares.

How do I vote?

  Stockholder of Record

        If you are a stockholder of record, you can vote over the phone or on the internet prior to the Annual Meeting by following the instructions you received from us in the mail or by email. If you requested to receive a full set of proxy materials in the mail, you also can vote by mail using the proxy card included with the materials. Finally, you can vote online at the Annual Meeting by attending the Annual Meeting online and following the instructions posted at www.virtualshareholdermeeting.com/IPI2020.

  Beneficial Holder

        If you are a beneficial holder, you can vote over the phone or on the internet prior to the Annual Meeting by following the instructions you received from your broker, bank or other nominee in the mail or by email. If you requested to receive a full set of proxy materials in the mail, you also can vote by mail using the voting instruction card included with the materials. If you have not received this information from your broker, bank, or other nominee, please contact them as soon as possible. You can vote online at the Annual Meeting by attending the Annual Meeting online and following the instructions posted at www.virtualshareholdermeeting.com/IPI2020. If you are a beneficial owner who does not have a 16-digit control number, you may gain access to the Annual Meeting by logging into your brokerage firm's website and selecting the shareholder communications mailbox to link through to the Annual Meeting.

        If you do not give your broker, bank or other nominee instructions as to how to vote, under the rules of the New York Stock Exchange ("NYSE"), your broker, bank or other nominee may not vote your shares on any of the proposals without your instructions, other than the ratification of the appointment of our independent registered public accounting firm. Please be sure to return your voting instructions to your broker, bank or other nominee so that your vote is counted. The voting deadlines and availability of telephone and internet voting for beneficial owners of shares held in "street name" will depend on the voting processes of the organization that holds your shares. Therefore, we urge you to carefully review and follow the voting instructions card and any other materials that you receive from that organization.

  Multiple Holdings

        If you hold shares both as a stockholder of record and as a beneficial holder, you must vote separately for each set of shares.

How can I attend and vote at the Annual Meeting?

        This year's Annual Meeting will be held entirely online live via audio webcast due to the public health impact of the coronavirus outbreak (COVID-19) and to support the health and well-being of our directors, employees, stockholders and other stakeholders. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/IPI2020. If you were a stockholder as of the Record Date and you have your 16-digit control number included in your Notice, on your proxy card or on the instructions that accompanied your proxy materials, you can vote at the Annual Meeting.

        A summary of the information you need to attend the Annual Meeting online is provided below:

  •
  To attend and participate in the Annual Meeting, you will need the 16-digit control number included in your Notice, on your proxy card or on the instructions that accompanied your proxy materials.

  •
  The Annual Meeting webcast will begin promptly at 10:00 a.m. Mountain Time. We encourage you to access the Annual Meeting prior to the start time. Online check-in will begin at 9:45 a.m. Mountain Time, and you should allow ample time for the check-in procedures.

  •
  The virtual Annual Meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong Internet connection wherever they intend to participate in the Annual Meeting. Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the Annual Meeting.

  •
  Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/IPI2020.

  •
  Assistance with questions regarding how to attend and participate via the Internet will be provided at www.virtualshareholdermeeting.com/IPI2020 on the day of the Annual Meeting.

  •
  Questions pertinent to Annual Meeting matters will be answered during the Annual Meeting, subject to time constraints. Questions regarding personal matters, including those related to employment, product or service issues, or suggestions for product innovations, are not pertinent to Annual Meeting matters and therefore will not be answered. Any questions pertinent to Annual Meeting matters that cannot be answered during the meeting due to time constraints will be posted online and answered at the "Investor Relations" section of our website at www.intrepidpotash.com. The questions and answers will be available as soon as practical after the Annual Meeting and will remain available until one week after posting.

        To attend and participate in the Annual Meeting, you will need the 16-digit control number included in your, on your proxy card or on the instructions that accompanied your proxy materials. If your shares are held in "street name," you should contact your broker, bank or other nominee to obtain your 16-digit control number or otherwise vote through the broker, trustee, bank or other holder of record. If you lose your 16-digit control number, you may join the Annual Meeting as a "Guest" but you will not be able to vote, ask questions, or access the list of stockholders as of the close of business on the Record Date. Only stockholders with a valid 16-digit control number, will be able to attend the Annual Meeting and vote, ask questions and access the list of stockholders as of the close of business on the Record Date.

What if during the check-in time or during the Annual Meeting I have technical difficulties or trouble accessing the virtual Annual Meeting website?

        We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual Annual Meeting website. If you encounter any difficulties accessing the virtual Annual Meeting website during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting login page.

Can I change or revoke my vote?

        If you are a stockholder of record, you may change your vote at any time prior to the vote at the Annual Meeting by taking any of the following actions:

  •
  submitting a new proxy with a later date using any of the available methods described above;

  •
  providing a written revocation to our Corporate Secretary; or

  •
  voting online at the Annual Meeting by following the instructions at www.virtualshareholdermeeting.com/IPI2020.

        If you are a beneficial holder, you may change your vote by submitting new voting instructions to your broker, bank or other nominee following the instructions they provided to you. You may also vote online at the Annual Meeting, which will have the effect of revoking any previously submitted voting instructions, if you obtain your 16-digit control number included in your Notice, on your proxy card or on the instructions that accompanied your proxy materials.

        Whether you are a stockholder of record or a beneficial owner of shares held in street name, your attendance at the Annual Meeting online will not, by itself, automatically revoke your proxy.

What is the quorum requirement for the Annual Meeting?

        A quorum of stockholders is necessary for any action to be taken at the Annual Meeting (other than adjournment or postponement of the Annual Meeting). A quorum exists if stockholders holding a majority of the outstanding shares of our common stock are present at the Annual Meeting in person, or by means of remote communication, or by proxy. If you submit a properly completed proxy, even if you abstain from voting, your shares will be counted for purposes of determining the presence of a quorum. Broker non-votes (described below) also will be counted for purposes of determining the presence of a quorum if the broker, bank or other nominee uses its discretionary authority to vote on at least one routine matter under NYSE rules.

How will my shares be voted at the Annual Meeting?

        Your shares will be voted in accordance with your properly submitted instructions.

  Stockholders of Record

        If you are a stockholder of record and you submit a proxy but do not include voting instructions on a matter, your shares will be voted in favor of each of the nominees named in Proposal 1 and in favor of each of Proposals 2 and 3 in accordance with the recommendations of our Board. If any other matters are properly presented for a vote at the Annual Meeting or any adjournment or postponement thereof, your shares will be voted in the discretion of the named proxies.

  Beneficial Holders and Broker Non-Votes

        If you are a beneficial holder and you do not provide voting instructions to your broker, bank or other nominee, that organization will determine if it has the discretionary authority to vote your shares on the particular matter. Under NYSE rules, these organizations have the discretion to vote your shares on routine matters, such as the ratification of the appointment of KPMG as our independent registered public accounting firm for 2020 (Proposal 2). However, they do not have the discretion to vote your shares on non-routine matters, including the other proposals up for a vote (Proposals 1 and 3). The unvoted shares are called "broker non-votes." Shares that constitute broker non-votes are considered present for purposes of determining a quorum but are not considered entitled to vote or votes cast on the particular matter.

What are the voting requirements for each matter?

Proposal		Vote Required	Effect of Abstentions	Broker Discretionary Voting Allowed	Effect of Broker Non-Vote
(1)	To elect each Class III director nominated by our Board to serve three-year terms expiring at our 2023 Annual Meeting of Stockholders	More votes FOR than AGAINST	No effect	No	No effect
(2)	To ratify the appointment of KPMG as our independent registered public accounting firm for 2020	More votes FOR than AGAINST	No effect	Yes	Not applicable
(3)	To approve, on an advisory basis, the compensation of our named executive officers	More votes FOR than AGAINST	No effect	No	No effect

What are the recommendations of the Board?

        Our Board recommends that you vote:

  •
  "FOR" each Class III director nominated by our Board to serve three-year terms expiring at our 2023 Annual Meeting of Stockholders (Proposal 1);

  •
  "FOR" the ratification of the appointment of KPMG as our independent registered public accounting firm for 2020 (Proposal 2); and

  •
  "FOR" the approval, on an advisory basis, of the compensation of our named executive officers (Proposal 3).

        Any properly authorized proxy as to which no instructions are given will be voted in accordance with the foregoing recommendations.

Who will pay the costs of soliciting votes for the Annual Meeting?

        We will pay all costs of soliciting proxies. We have retained Alliance Advisors, LLC to assist in the solicitation of proxies. We expect to pay Alliance Advisors $8,500, plus reimbursement of reasonable expenses. The solicitation may be made personally or by mail, phone, email, or other electronic communication. In addition, our officers, directors, and employees, without additional compensation, may solicit proxies using any of these methods. We will send proxy materials or additional soliciting materials to banks, brokers, other institutions, nominees, and fiduciaries, and these organizations will then forward the materials to the beneficial holders of our shares. On request, we will reimburse these organizations for their reasonable expenses in forwarding these materials.

Why hold a virtual Annual Meeting?

        As part of our effort to maintain a safe and healthy environment for our directors, members of management, and stockholders who wish to attend the Annual Meeting, in light of the public health impact of the coronavirus outbreak (COVID-19), we believe that hosting a virtual Annual Meeting is in the best interest of the Company and its stockholders and enables increased stockholder attendance and participation because stockholders can participate from any location around the world. We plan to resume holding an in-person meeting in 2021.

How can I find the results of the voting after the Annual Meeting?

        We will announce preliminary voting results at the Annual Meeting and will publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting.

 PROPOSAL 1—ELECTION OF DIRECTORS

        Our Board consists of six directors who are divided into three classes, designated as Class I, Class II, and Class III. In accordance with our Amended and Restated Bylaws (our "Bylaws") and Restated Certificate of Incorporation (our "Certificate of Incorporation"), the number of directors constituting the entire Board is fixed exclusively by the Board from time to time. The directors are divided as evenly as possible into the three classes. The classes of directors serve for staggered three-year terms, with their current terms ending at the Annual Meeting in the following years: Class I directors—2021; Class II directors—2022; and Class III directors—2020.

        The Class III directors elected at the Annual Meeting will serve until the 2023 Annual Meeting of Stockholders. Our nominees for these Class III directorships are Robert P. Jornayvaz III and Hugh E. Harvey, Jr. Each nominee is currently serving on our Board and was most recently elected by stockholders at our 2017 Annual Meeting of Stockholders. Each nominee was nominated by our Board based on the recommendation of the Nominating and Corporate Governance Committee ("Governance Committee"). In making these nominations, our Board and our Governance Committee considered each nominee's specific experiences, qualifications, and skills, as described below. Each nominee has consented to serve as a director if elected. However, if either or both nominees are unable to serve, or for good cause will not serve, the persons named in the proxy intend to vote in their discretion for one or more substitutes who will be designated by the Board.

        To be elected, each nominee must receive a majority of the votes cast. Specifically, the number of shares voted "for" the nominee must exceed the number of votes cast "against" that nominee. Cumulative voting is not permitted in the election of directors. Each nominee has tendered to the Board a contingent, irrevocable resignation that will become effective only if the nominee fails to receive the required majority vote and the Board decides to accept the resignation. In the event a nominee does not receive a majority of the votes cast, the Governance Committee will make a recommendation to the Board whether to accept or reject the resignation or whether some other action should be taken. The Board will act (taking into account the recommendation of the Governance Committee) and publicly disclose its decision and the rationale behind its decision within 90 days after the date of the certification of the election results.

        Our Corporate Governance Guidelines provide that the Governance Committee is responsible for identifying and recommending directors for nomination by the Board for election as members of the Board. The Governance Committee performed its evaluation and nominating committee functions in early 2020. The Governance Committee seeks independent directors who represent a mix of backgrounds and experiences that it believes will enhance the quality of the Board's deliberations and decisions. When searching for new candidates, the Governance Committee considers the evolving needs of the Board and selects nominees based on individual skills, achievements, and experience. The Governance Committee does not have a formal policy with respect to diversity; however, the independent directors seek to promote through the nomination process an appropriate diversity on the Board. The Governance Committee also believes that nominees should have the highest level of personal and professional ethics, integrity, and values together with expertise that is useful to Intrepid and complementary to the background and expertise of other members of the Board. Additionally, nominees are expected to have a willingness and ability to devote the time necessary to carry out the duties and responsibilities of membership on the Board and a desire to ensure that our operations and financial reporting are effected in a transparent manner and in compliance with applicable laws, rules, and regulations.

        The Governance Committee evaluates each potential nominee individually and in the context of the Board as a whole. The objective is to recommend a group that will contribute to our long-term success and effectively represent stockholder interests. With respect to the nomination of continuing directors for re-election, the individuals' contributions to the Board are also considered.

        When seeking candidates for a new director, the Governance Committee may solicit suggestions from incumbent directors, management, stockholders, and others. The Governance Committee has authority under its charter to retain a search firm for this purpose. If the Governance Committee believes a candidate would be a valuable addition to the Board, it recommends his or her candidacy to the full Board.

        The Governance Committee will consider suggestions by stockholders of possible future nominees. The Governance Committee does not intend to alter its criteria for evaluating potential director candidates, including the criteria described above, in the case of director candidates recommended by stockholders. Stockholders may recommend individuals to the Governance Committee for consideration as potential director candidates by submitting the names of such individuals, together with appropriate biographical information and background materials and, if the stockholder is not a stockholder of record, a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the Governing Committee, c/o Secretary, Intrepid Potash, Inc., 1001 17th Street, Suite 1050, Denver, Colorado 80202. Stockholders also have the right under our Bylaws to nominate director candidates directly, without any action or recommendation on the part of the Governance Committee or the board, by following the procedures set forth below under the heading "Stockholder Proposals."

        On February 19, 2020, J. Landis Martin notified us of his retirement as a member of the Board, effective May 19, 2020. The Board and the Governance Committee are actively conducting a comprehensive search to replace Mr. Martin, and are committed to seeking a diverse candidate to join the Board.

        Below is biographical and other information about our Class III director nominees and continuing directors. Below each director's biographical information, we also provide the specific experience, qualifications, and skills that helped lead our Governance Committee and Board to conclude that he should serve as a director.

Class III Director Nominees

Nominee	Age	Director Since	Principal Occupation
Robert P. Jornayvaz III	61	December 2007	Executive Chairman of the Board, President, and Chief Executive Officer
Hugh E. Harvey, Jr.	67	December 2007	Vice Chairman of the Board

        Robert P. Jornayvaz III has served as our Executive Chairman of the Board since 2010 and as our President and Chief Executive Officer since 2014. Mr. Jornayvaz served as our Chairman of the Board and Chief Executive Officer from our formation in 2007 until 2010. Mr. Jornayvaz served, directly or indirectly, as a manager of our predecessor, Intrepid Mining LLC, from 2000 until its dissolution at the time of our initial public offering in 2008. Mr. Jornayvaz is the sole owner of Intrepid Production Corporation ("IPC"). Mr. Jornayvaz and IPC together beneficially own 15.5% of our common stock as of March 20, 2020.

        Mr. Jornayvaz has management experience with us and our predecessor company, over 15 years of experience in the potash mining industry, over 30 years of experience in the oil and gas industry, and experience in extractive and commodities businesses. As our current Chief Executive Officer, Mr. Jornayvaz is especially familiar with our operations and industry.

        Hugh E. Harvey, Jr. served as our Executive Vice Chairman of the Board from 2010 to March 2020, and as our Vice Chairman of the Board from March 2020 to present. In March 2020, Mr. Harvey retired as an employee of Intrepid, a position he had held since 2010. Mr. Harvey has served as a member of our Board since our formation in 2007. From 2007 to 2010, Mr. Harvey served in various management roles for us, including Chief Technology Officer, Chief Operating Officer, and Executive Vice President of Technology. Mr. Harvey served, directly or indirectly, as a manager of Intrepid Mining from 2000 until its dissolution at the time of our initial public offering in 2008. Mr. Harvey is sole owner of Harvey Operating and Production Company ("HOPCO"). Mr. Harvey and HOPCO together beneficially own 9.1% of our common stock as of March 20, 2020.

        Mr. Harvey has management experience with us and our predecessor company, over 15 years of experience in the potash mining industry, over 30 years of experience in the oil and gas industry, a unique combination of mining, mineral processing, drilling, field operations, and economic evaluation experience, and engineering and operational experience in extractive industries.

Continuing Directors

Name	Age	Director Since	Class/Term Expiration
Terry Considine	73	April 2008	Class I/2021
Chris A. Elliott	54	August 2010	Class I/2021
J. Landis Martin(1)	74	December 2007	Class II/2022
Barth E. Whitham	63	April 2008	Class II/2022

(1)
On February 19, 2020, J. Landis Martin notified us of his retirement as a member of the Board, effective May 19, 2020. The Board and the Governance Committee are actively conducting a comprehensive search to replace Mr. Martin, and are committed to seeking a diverse candidate to join the Board.

        Terry Considine has served as Chief Executive Officer and Chairman of the Board of Apartment Investment Management Company, a publicly held, multi-family apartment real estate investment trust, since 1994.

        Mr. Considine has management and director experience with public companies and business experience in the real estate industry. As the current chief executive of an NYSE-listed company and a former chief executive of four other listed companies, Mr. Considine brings particular expertise to the Board in the areas of operations, finance, and governance.

        Chris A. Elliott is the owner of Belle Prairie Investments LLC, a privately held company that invests in agriculture real estate as well as environmental mitigation. From 2007 through 2017, Mr. Elliott was Chief Executive Officer of AgCoA, a privately held company that owned, managed, and operated agriculture real estate that produces a variety of crops over a diverse geographic spectrum.

        Mr. Elliott has over 25 years of business experience in the agriculture industry and in-depth knowledge of agricultural commodities. Mr. Elliott's day-to-day involvement in the agricultural industry provides the Board with a unique perspective with respect to this industry and our agricultural customers.

        J. Landis Martin is the founder of the private equity firm Platte River Equity where he has been Chairman since February 2016 and a Managing Director since 2005. Mr. Martin was the Chairman from 1989 to 2005, and Chief Executive Officer from 1995 to 2005, of Titanium Metals Corporation, an integrated producer of titanium metals. Mr. Martin served as President and Chief Executive Officer of NL Industries, Inc., a manufacturer of titanium dioxide chemicals, from 1987 to 2003 and was Chairman and Chief Executive Officer of Baroid Corporation, an oil services company, from 1990 to 1994. Mr. Martin's public-company directorships include Crown Castle International Corp., where he is Chairman of the Board, and Apartment Investment Management Company ("AIMC"), where he is lead director (until his retirement from AIMC effective April 28, 2020). From 1998 until May 2018, Mr. Martin was also a director of Halliburton Company, where he served as lead director from 2008 until May 2018. On February 19, 2020, J. Landis Martin notified us of his retirement as a member of the Board, effective May 19, 2020.

        Mr. Martin has management and director experience with public companies and business experience with companies in the manufacturing sector and energy industry. As a former chief executive of four NYSE-listed companies and a lawyer, Mr. Martin brings expertise to the Board in the areas of operations, finance, and governance.

        Barth E. Whitham has served as President and Chief Executive Officer of Enduring Resources, LLC, a privately held company focused on the acquisition and exploitation of upstream energy assets, since 2005, and serves on its board of directors. From 1991 to 2005, Mr. Whitham served as President and Chief Operating Officer of Westport Resources Corp., a publicly traded oil and gas exploration and production company, and served on its board of directors. Mr. Whitham also serves on the board of directors of Ensign Energy Services Inc.

        Mr. Whitham has management and director experience with operations and management of public companies and business experience in the energy and extractive industries. Mr. Whitham's experience with companies in the energy and extractive industries provides the Board with a unique perspective into these industries, which we serve through sales of potash, water, and other oilfield solutions.

Recommendation of our Board

        Our Board recommends a vote "FOR" each Class III director nominee.    Proxies will be voted in favor of each nominee unless you specify otherwise in your proxy.

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of our Board has selected KPMG to serve as our independent registered public accounting firm for the year ending December 31, 2020, and our Board is asking stockholders to ratify this selection. Stockholder approval or ratification is not required to appoint KPMG; however, our Board believes that submitting the appointment of KPMG to stockholders for ratification is good corporate governance. If stockholders do not ratify this appointment, the Audit Committee will reconsider whether to retain KPMG. If the selection of KPMG is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time it decides that a change would be in the best interest of Intrepid and our stockholders.

        In selecting KPMG, the Audit Committee considered several factors, including the following:

  •
  The Audit Committee's and management's assessments of KPMG's performance;

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  KPMG's independence and integrity; and

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  KPMG's fees and the quality of services provided to us.

        KPMG has served as our independent registered public accounting firm since 2007. To our knowledge, neither KPMG nor any of its members has any direct or material indirect financial interest in Intrepid or any connection with Intrepid in any capacity other than as independent public accountants. A representative of KPMG is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

        We paid the following fees to KPMG for the audit of our consolidated financial statements and for other services provided in the years ended December 31, 2019 and 2018. All of these services and fees were pre-approved by the Audit Committee pursuant to the pre-approval policy and procedures set forth below.

	2019	2018
Audit Fees	$821,878	$844,700
Audit-Related Fees	$10,000	$50,000
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$831,878	$894,700

        Audit fees include fees associated with the annual audit of our consolidated financial statements and internal control over financial reporting; the review of our periodic reports; accounting consultations; services related to, or required by, statute or regulation, such as consents; and other audit services related to SEC and other regulatory filings. Audit-related fees represent fees for comfort letters associated with our prior at-the-market offering program in 2018, and for a consent for our Form S-8 registration statement in 2019. Tax fees represent fees for tax consulting services. The Audit Committee has concluded that the provision of these non-audit services is compatible with maintaining the independence of KPMG.

Audit Committee Pre-Approval Policy and Procedures

        Under its charter, the Audit Committee is responsible for approving the fees and any other significant compensation paid to our independent accountants and pre-approving any non-audit services to be performed by our independent accountants. The pre-approval requirement may be waived only if the non-audit services meet a de minimis exception allowed by law. In carrying out this responsibility, the Audit Committee follows the following general procedures for the preapproval of non-audit services:

  •
  If applicable, each year the Audit Committee reviews and pre-approves a schedule of the proposed non-audit services and estimated fees to be provided by the independent accountants during the next annual audit cycle.

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  Actual amounts paid to the independent accountants are monitored by management and reported to the Audit Committee.

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  Any non-audit services proposed to be provided by the independent accountants and the related fees that have not been pre-approved during the annual review by the Audit Committee must be pre-approved by the Audit Committee in advance of any work performed (unless the services meet the de minimis exception allowed by law).

  •
  Incremental fees for previously approved non-audit services that are expected to exceed the previously approved fee estimate must also be pre-approved by the Audit Committee.

Recommendation of our Board

        Our Board recommends a vote "FOR" Proposal 2.    Proxies will be voted in favor of the proposal unless you specify otherwise in your proxy.

 AUDIT COMMITTEE REPORT

        The Audit Committee is appointed by the Board to assist the Board in fulfilling its oversight responsibilities with respect to (a) the integrity of Intrepid's financial statements and financial reporting process and systems of internal controls regarding finance, accounting, and compliance with legal and regulatory requirements, (b) the qualifications, independence, and performance of Intrepid's independent registered public accounting firm, (c) the performance of Intrepid's internal audit function, and (d) other matters as set forth in the charter of the Audit Committee approved by the Board.

        Management is responsible for Intrepid's financial statements and the financial reporting process, including the systems of internal controls and disclosure controls and procedures. KPMG, as Intrepid's independent registered public accounting firm, is responsible for performing an independent audit of Intrepid's financial statements in accordance with generally accepted auditing standards and its internal control over financial reporting and for issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

        In connection with these responsibilities, the Audit Committee reviewed and discussed with management and KPMG the audited consolidated financial statements of Intrepid for the year ended December 31, 2019. The Audit Committee also discussed with KPMG the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board ("PCAOB") and the SEC. In addition, the Audit Committee received the written disclosures and the letter from KPMG required by the applicable requirements of the PCAOB regarding KPMG's communications with the Audit Committee concerning independence and has discussed with KPMG its independence.

        Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements of Intrepid be included in Intrepid's Annual Report on Form 10-K for the year ended December 31, 2019, that was filed with the SEC.

The Audit Committee

J. Landis Martin, Chairman
Terry Considine
Chris A. Elliott
Barth E. Whitham

PROPOSAL 3—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

        We are asking stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. This proposal is often called a "say-on-pay" vote. We encourage you to read the Compensation Discussion and Analysis ("CD&A") section of this proxy statement and the summary compensation and other tables that follow the CD&A. These sections provide information about our executive compensation program.

        We are asking stockholders to approve the following non-binding resolution:

    RESOLVED, that the compensation paid to Intrepid's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and related narrative discussion, is hereby APPROVED.

        The say-on-pay vote gives our stockholders the opportunity to express their views on the compensation of our executives. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our executives and the principles, policies, and practices described in this proxy statement. As an advisory vote, the outcome of the vote is not binding on us, our Board, or the Compensation Committee. Our Board and Compensation Committee expect to consider the outcome of the vote when making future executive compensation decisions. At our 2019 Annual Meeting, our stockholders expressed support for the compensation of our executives, with 77% of the votes cast for advisory approval of our executive compensation.

        At our 2017 Annual Meeting of Stockholders, our stockholders supported, on an advisory basis, holding the say-on-pay vote on an annual basis. After taking into account stockholder support for an annual say-on-pay vote, our Board determined to hold the say-on-pay vote annually. Accordingly, we hold a say-on-pay vote at each of our annual meetings. The next advisory vote on the frequency for the say-on-pay vote will occur at our 2023 Annual Meeting of Stockholders.

Recommendation of our Board

        Our Board recommends a vote "FOR" Proposal 3.    Proxies will be voted in favor of the proposal unless you specify otherwise in your proxy.

 CORPORATE GOVERNANCE

Director Independence

        Our Board is comprised of a majority of independent directors. Our Board has determined that each of Terry Considine, Chris A. Elliott, J. Landis Martin, and Barth E. Whitham is an independent director under the rules of the SEC and NYSE and does not have any material relationship with us other than his position as a director and stockholder. In making these determinations, our Board considered past employment, remuneration, and all other relationships with Intrepid, as well as the specific independence tests set forth in the NYSE's director independence rules. Our Board also considered the relationships described below among directors and in each case concluded that the relationship did not compromise the director's independence:

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  Messrs. Martin and Considine—Each of Messrs. Jornayvaz, Harvey, and Considine has an investment in an investment fund controlled by Mr. Martin. Our Board considered among other things that each of these investments constitutes less than 1% of the total amount of the fund.

  •
  Messrs. Considine and Whitham—Each of Messrs. Jornayvaz, Considine, and Whitham has made investments in real estate investment companies managed and controlled by Mr. Considine's son. Our Board considered among other things the size and characteristics of each of these investments.

        As employees or recent former employees of Intrepid, Messrs. Jornayvaz and Harvey are not considered independent directors under SEC and NYSE rules.

Board Leadership Structure

        Our Board does not have a policy regarding separation of the roles of Chief Executive Officer and Chairperson of the Board. The Board believes it is in our best interests to make that determination based on circumstances from time to time. Currently, Mr. Jornayvaz serves as both our Executive Chairman of the Board and our Chief Executive Officer, and Mr. Martin, a nonemployee independent director, serves as our independent lead director. Our Board believes that Mr. Jornayvaz is best situated to serve as Chairman of the Board because he is the director most familiar with our business and industry and is most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. We believe that independent directors and management have different perspectives and roles in strategy development. Our independent directors bring experience, oversight, and expertise from outside our company and from different industries, while Mr. Jornayvaz brings company- and industry-specific experience and expertise. In addition, Mr. Jornayvaz is our largest stockholder, with beneficial ownership of 15.5% of our outstanding common stock as of March 20, 2020. Consequently, Mr. Jornayvaz's interests are generally aligned with the interests of our other stockholders.

        Our Board believes that the combined role of Chairman of the Board and Chief Executive Officer, coupled with an independent lead director, promotes strategy development and execution and facilitates information flow between management and our Board, each of which is essential to effective corporate governance. One of the key responsibilities of our Board is to develop strategic direction and to hold management accountable for the execution of strategy once it is developed. Our Board believes the combined role of Chairman of the Board and Chief Executive Officer, supported by an independent lead director having the duties described below, is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management. Furthermore, our Board believes that this structure, combined with our corporate governance policies and processes, creates an appropriate balance between strong and consistent leadership and independent oversight of our business. Our Board also believes that our current leadership structure and the composition of our Board protect stockholder interests and provide adequate independent oversight, while also providing outstanding leadership and direction for our Board and management.

Independent Lead Director

        Our Board has selected Mr. Martin to serve as independent lead director. Our independent lead director has the following responsibilities:

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  Serves as the principal liaison between non-management directors and the Executive Chairman and between the Board and our stockholders

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  Presides over regularly scheduled executive sessions of non-management directors and meetings of independent directors

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  Presides at all Board meetings at which the Executive Chairman is not present

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  Together with the Executive Chairman, approves meeting agendas for the Board and reviews any materials, as so desired by the independent lead director, that will be distributed to the Board; the independent lead director also may request that additional materials be distributed to the Board

  •
  Approves meeting schedules to ensure that there is sufficient time for discussion of all agenda items

  •
  At his discretion, calls meetings of the non-management or independent directors

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  If requested by major stockholders, ensures that he is available for consultation and direct communication

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  Performs any other duties as may from time to time be delegated to the independent lead director by the Board

        After Mr. Martin's retirement from the Board in May 2020, the Board intends to appoint a new independent lead director.

Risk Management

        We are exposed to a number of risks, and we regularly undertake a risk management review to identify and evaluate risks throughout our company and to develop plans to manage these risks effectively. We also have established a compliance program, including our Code of Business Conduct and Ethics and ancillary statements and policies, and have appointed a Chief Compliance Officer to manage the compliance program. In this capacity, our Chief Compliance Officer reports directly to the Audit Committee.

        Our Board has an active role, as a whole and at its committee level, in overseeing management of our risks. Our Board oversees management of risks associated with operations, environmental, health, and safety. The Audit Committee oversees the management of accounting, financial reporting, and financial risks and the management of our compliance program. The Compensation Committee is responsible for overseeing the management of risks relating to our compensation plans and arrangements. The Governance Committee manages risks associated with director independence and potential conflicts of interest. While each standing Board committee is responsible for overseeing the management of risks relating to its area of oversight, the entire Board is regularly informed about these risks through committee meeting attendance or committee reports.

Communication with Directors

        Stockholders and other interested parties who wish to communicate with our Board, including our independent or non-management directors as a group, our independent lead director, or any other individual director, may do so by submitting a written communication to our independent lead director at the following address:

Lead Independent Director
c/o Intrepid Potash, Inc.
1001 17th Street, Suite 1050
Denver, CO 80202

        Communications can be made anonymously and confidentially using this method. A copy of communications will be forwarded to our General Counsel and retained for a reasonable period of time. Our independent lead director may discuss these communications with our legal counsel, independent advisors, non-management directors, or management and may take other action or no action as he determines in good faith, using reasonable judgment and discretion.

        The Audit Committee oversees our procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or audit matters. We have established a website and phone number for employees and others to use to report, on a confidential and anonymous basis if desired, any concerns regarding questionable accounting, internal accounting controls, or auditing matters.

Stock Ownership Guidelines

        We believe that stock ownership by our directors and executives better aligns their interests with the interests of our other stockholders. Our Board has established stock ownership guidelines that encourage these individuals to own meaningful amounts of our common stock. Each covered individual is expected to own Intrepid common stock with a value at least equal to a specified multiple of his or her then-current annual salary or annual cash retainer, subject to a phase-in period. Ownership value is measured based on the greater of market or acquisition value. After the phase-in period, the individual may not enter into any transaction (including a sale of shares received through equity incentive awards) that would result in non-compliance, excluding the withholding of shares to cover taxes due upon the vesting of an award. In addition, during any period of noncompliance, the individual is expected to retain ownership of at least 50% of the total number of shares received from the exercise of stock options, excluding any shares withheld to cover taxes and any shares sold or netted to pay the exercise price, until the ownership level has been achieved. The Compensation Committee may waive these guidelines if compliance would place a severe hardship on an individual. All of our directors and executives are in compliance with the stock ownership guidelines or are within the applicable phase-in period.

        The table below summarizes our stock ownership guidelines:

Individual	Multiple of Annual Salary or Cash Retainer	Phase-In Period	Covered Individuals Are in Compliance with Guideline or within Applicable Phase-In Period
Chief Executive Officer	6	5 years after first becoming CEO	✓
Other Section 16 officers	2	5 years after first becoming subject to the guidelines	✓
Nonemployee directors	5	5 years after first becoming a director	✓

        Mr. Jornayvaz, our Executive Chairman of the Board, President, and Chief Executive Officer, is our largest stockholder, with beneficial ownership of 15.5% of our outstanding common stock as of March 20, 2020. Mr. Jornayvaz's ownership is well over the amount required under our stock ownership guidelines and includes over 6.6 million shares that Mr. Jornayvaz purchased in 2017 through 2019 in open market purchases and a registered public equity offering.

Insider Trading Policy and Hedging and Pledging Transactions

        Our directors and executives are subject to various trading restrictions under our insider trading policy. These individuals may enter into transactions involving our securities only during quarterly trading periods and must receive our permission before entering into these transactions. Derivative transactions may allow a person to own our securities without the full risks and rewards of ownership and, as a result, the person may no longer have the same objectives as other holders of our securities. Accordingly, pursuant to our Insider Trading Policy, our directors and executives must receive pre-approval for any transaction in derivative securities, and only receive approval when they do not involve this risk. Directors and executives are prohibited from engaging in short sales relating to our securities. They are also prohibited from pledging our securities as collateral for a loan, including holding our securities in a margin account, except under special circumstances as approved by our Vice President, Finance or General Counsel.

        None of our directors or executives is involved in any hedging or pledging transactions relating to our securities or owns any derivative securities relating to our stock other than equity incentive awards granted by us.

Committees and Meetings

        Our Board met five times in 2019. Each director attended in person or by phone at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of each committee on which he served during 2019. While we do not have a formal policy requiring our directors to attend stockholder meetings, directors are invited and encouraged to attend meetings of stockholders. All but one of our directors attended our 2019 Annual Meeting of Stockholders. Our independent and non-management directors meet regularly in executive session without management present. Mr. Martin, our lead independent director, presides over executive sessions.

        Our Board has an Audit Committee, a Nominating and Corporate Governance Committee, a Compensation Committee, and a Strategy Committee. Each of these committees is comprised solely of independent directors. Each of these committees meets regularly in executive session without management present. The charters for these committees are available on our website at intrepidpotash.com. The information contained on, or accessible through, our website is not part of, or incorporated by reference in, this proxy statement.

        The following table sets forth the chairperson and members of each committee and the number of meetings held in 2019.

Name of Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Strategy Committee
Terry Considine	X	X	Chair	X
Chris A. Elliott	X	X	X	Chair
J. Landis Martin(1)	Chair	X	X	X
Barth E. Whitham	X	Chair	X	X
Number of Meetings in 2019	7	4	4	4

(1)
On February 19, 2020, J. Landis Martin notified us of his retirement as a member of the Board, effective May 19, 2020.

Audit Committee

        The Audit Committee assists the Board in fulfilling its responsibilities to us and our stockholders relating to the accounting and financial reporting processes and the audit of our financial statements. The Audit Committee oversees management's processes and activities related to maintaining the reliability and integrity of our accounting policies, financial reporting practices, and financial statements; the assessment of the independent registered public accounting firm's qualifications and independence; and compliance with laws and regulations and the requirements of the NYSE. The Audit Committee is solely responsible for the engagement and discharge of our independent registered public accounting firm and reviews the quarterly and annual financial results. The Audit Committee reviews the audit plan and the results of the audit with the independent registered public accounting firm and reviews its independence, the range of audit fees, the scope and adequacy of our system of internal accounting controls, and our risk management policies. The Audit Committee also has oversight responsibility for our internal audit function. Our Director of Internal Audit reports directly to the Audit Committee.

        Our Audit Committee members are prohibited from serving on more than two other audit committees of public companies.

        Our Board has determined that each member of the Audit Committee is financially literate in accordance with the rules of the NYSE and is independent under the NYSE's director independence standards and applicable SEC standards. In addition, the Board has determined that each of Messrs. Martin, Considine, and Whitham qualifies as an "audit committee financial expert" as defined by SEC rules.

Compensation Committee

        The Compensation Committee assists the Board in discharging its responsibilities relating to compensation of our executives; administers our equity incentive plans; and has overall responsibility for evaluating and approving (or recommending for approval to the Board) all compensation plans, policies, and programs that affect our executives. You can find more information about the Compensation Committee's role in setting executive compensation below under the heading "Compensation Discussion and Analysis." The Compensation Committee may form and delegate responsibility to subcommittees as it deems necessary or appropriate; provided that any subcommittee must meet all applicable independence requirements. In addition, the Compensation Committee may not delegate to persons other than independent directors. Our Board has determined that each member of the Compensation Committee is independent under the NYSE's director independence standards.

Nominating and Corporate Governance Committee

        The Governance Committee reviews the overall composition of our Board, identifies individuals qualified to become members of our Board, and recommends to our Board the director nominees for the next Annual Meeting. The Governance Committee also oversees the evaluation of our Board and management succession plans, reviews from time to time our policies and practices on corporate governance including our Corporate Governance Guidelines, and recommends to our Board any changes it deems necessary. Additionally, the Governance Committee is responsible for the periodic review and recommendation to the Board of our director compensation structure. Our Board has determined that each member of the Governance Committee is independent under the NYSE's director independence standards.

Strategy Committee

        The Strategy Committee assists the Board in fulfilling its oversight responsibilities relating to our long-term strategy and strategic initiatives. Our Board has determined that each member of the Strategy Committee is independent under the NYSE's director independence standards.

Director Designation and Voting Agreement

        Intrepid, IPC, and HOPCO are parties to a Director Designation and Voting Agreement that was entered into in 2008. Mr. Jornayvaz is the sole owner of IPC, and Mr. Harvey is the sole owner of HOPCO. IPC and Mr. Jornayvaz beneficially own 15.5%, and HOPCO and Mr. Harvey beneficially own 9.1%, of our outstanding common stock as of March 20, 2020. Under this agreement, each of IPC and HOPCO has agreed to designate one candidate for nomination and election to our Board and to vote their shares in favor of the other's candidate. We have agreed to use our best efforts to ensure that the designees are included in the slate of nominees to the Board and recommended for election. We have also agreed to not take any action to change the size of the Board to exceed seven members, without the prior consent of IPC and HOPCO, subject to any limitations imposed by the rules of the NYSE. The directors currently serving on our Board under this agreement are Mr. Jornayvaz (nominated by IPC) and Mr. Harvey (nominated by HOPCO). Each of Messrs. Jornayvaz and Harvey is serving as a Class III director for a term that expires at the Annual Meeting.

        Each of IPC and HOPCO has also agreed, except in the case of a transfer to each other or their affiliates or a public tender offer, to not knowingly sell shares of its common stock to any person if the result of that sale would be that the purchaser of the shares would own, directly or indirectly, 5% or more of our outstanding common stock. The rights and obligations under this agreement are not transferable upon sale or other transfer of common stock by IPC or HOPCO except to any affiliate of IPC or HOPCO. The agreement will terminate with respect to either stockholder party and its affiliates when their collective beneficial ownership falls below 5% of our outstanding common stock.

        Other than the Director Designation and Voting Agreement, there are no arrangements or understandings between any director and any other person pursuant to which that director was or is to be elected.

Governance-Related Materials

        You can find copies of our governance-related materials, including our Corporate Governance Guidelines, our Code of Business Conduct and Ethics, and the charters of the Audit Committee, Governance Committee, and Compensation Committee, in the investor relations section of our website at intrepidpotash.com. Copies of these materials also are available in print to any stockholder who requests them by sending a written request to the following address:

Corporate Secretary
Intrepid Potash, Inc.
1001 17th Street, Suite 1050
Denver, CO 80202

 COMPENSATION DISCUSSION AND ANALYSIS

        This Compensation Discussion and Analysis is designed to provide our stockholders with a clear understanding of our compensation philosophy and objectives, compensation-setting process, and the 2019 compensation of our named executive officers. For 2019, our named executive officers were:

Named Executive Officer	Title
Robert P. Jornayvaz III	Executive Chairman of the Board, President, and Chief Executive Officer
Robert E. Baldridge	Senior Vice President—New Mexico
Mark A. McDonald	Vice President of Sales and Marketing
Matthew D. Preston	Vice President, Finance
Erica K. Wyatt	Chief Human Resources Officer
Joseph G. Montoya	Former Vice President and Chief Accounting Officer (resigned effective November 9, 2019)
Margaret E. McCandless	Former Vice President, General Counsel, and Secretary (resigned effective December 20, 2019)

        When we refer to our "executives" or "named executive officers" throughout this proxy statement, we mean the seven individuals named above. Mr. Preston serves as our principal financial officer and principal accounting officer for SEC purposes. You can find biographical information for our current executive officers on our website and in Item 1. "Business" of our Annual Report on Form 10-K for the year ended December 31, 2019.

Executive Summary

Objectives of Executive Compensation Program

        Our compensation program for our named executive officers and other executive officers is designed to meet the following primary objectives:

  •
  Management Development and Continuity.  Provide compensation opportunities that attract, retain, motivate, and reward talented executives, with both an annual and significant long-term component;

  •
  Pay-for-Performance.  Emphasize pay for performance by linking a meaningful portion of compensation to performance of our corporate strategies and align compensation with the interests of our stockholders; and

  •
  Long-Term Focus on Stockholder Value.  Encourage stock ownership to align executives' interests with the interests of our other stockholders.

        Further, our CEO compensation program is designed to recognize Mr. Jornayvaz's role as co-founder of Intrepid, strategic visionary, and significant stockholder. For 2019, Mr. Jornayvaz was provided approximately 98% of his total compensation in equity awards, structured as both time-vesting and performance-vesting restricted stock award. The majority of his compensation (59%) was provided as performance vesting restricted shares with rigorous price appreciation requirements in which full payout requires price appreciation of at least 128% of the grant price within three years. This program design rewards meaningful stock-price appreciation and acknowledges that Mr. Jornayvaz was paid only $50,000 guaranteed through salary and had no bonus program opportunity in 2019. Further, Mr. Jornayvaz's compensation was generally aligned with our peer group median and had value that was lower than 2018 by more than 25%.

2019 Financial Results and Stock Price

        Our 2019 financial performance continued to improve in 2019. We earned $13.6 million of net income in 2019, an improvement of $1.8 million compared to 2018. In addition, consolidated gross margin was $43.5 million in 2019, an increase of $5.2 million compared to 2018. These increases in revenue and gross margin were primarily driven by improved domestic pricing for potash earlier in 2019 and strong water and byproduct sales throughout 2019. Improved water sales were primarily due to the acquisition of additional water rights from the Dinwiddie Cattle Company in May 2019. Cash generated from operations decreased to $49.4 million in 2019 from $64.2 million in 2018, primarily driven by reduced potash sales volume in 2019 due to record wet weather during the spring application season and delays in purchasing in the fourth quarter of 2019 as customers anticipated lower pricing in early 2020, and decreased prepayments from customers. Our solid 2019 results were a continuation of improvement in our results after several difficult years for Intrepid as we worked through a challenging business cycle.

        Our stock price hit a low of $0.67 per share on March 1, 2016, compared with a 2019 high of $3.97 per share on March 15, 2019. Our stock price ended 2019 at $2.71 per share.

        You can find more information about our 2019 financial and operating performance in our Annual Report on Form 10-K for the year ended December 31, 2019.

2019 Executive Compensation Summary

CEO Compensation Summary

        Mr. Jornayvaz is our co-founder and largest stockholder, with beneficial ownership of 15.5% of our outstanding common stock as of March 20, 2020. He understands our business operations more deeply than any other executive, and we believe that his continued service is critical to our success. From 2017 to the end of 2019, Mr. Jornayvaz has invested approximately $8.5 million into Intrepid through his purchase of 6.6 million shares of our common stock in open market purchases, and a registered public equity offering.

        Our CEO compensation program for 2019 was designed to be heavily weighted to performance-based compensation and aligned with future growth. The Compensation Committee intended that the CEO compensation for 2019 would be maintained as a highly performance-based program that provides an opportunity near the median of Intrepid's peer group, and only delivers value if there is substantial total stockholder return within the next three to five years. The CEO compensation program, which was approved by the Compensation Committee in the first quarter of 2019, was intended to set CEO compensation near the median of Intrepid's peer group, and is more than 25% lower than 2018 CEO compensation (as disclosed in the Summary Compensation Table below)

        Key features of, and rationales relating to, Mr. Jornayvaz's 2019 compensation include the following:

  •
  Less than 2% of Mr. Jornayvaz's total compensation for 2019 was guaranteed as salary. Mr. Jornayvaz's $50,000 salary in 2019 continues to be the lowest cash compensation for a CEO in our peer group. In addition, 2019 was the fourth year in a row that Mr. Jornayvaz was not provided a salary increase. Mr. Jornayvaz's salary was reduced in January 2016 from $100,000 to $50,000 as part of cost-savings initiatives at the time, and his previous salary of $100,000 was not restored when salary restorations were implemented for other executives in 2017.

  •
  Mr. Jornayvaz had the greatest percentage of his total direct compensation subject to performance risk in our peer group. 98% of Mr. Jornayvaz's total compensation for 2019 was granted in the form of restricted stock awards, consisting of time-vesting restricted stock (approximately 41% of both total compensation and total equity awards) and performance-based restricted stock (approximately 59% of both total compensation and total equity awards). The Compensation Committee determined that that time- and-performance-based restricted stock awards would further the objective of a pay-for-performance compensation program to tie CEO compensation to the achievement of future growth and align CEO compensation with the long-term interests of our stockholders. The Compensation Committee's determination to grant performance-based restricted stock awards in lieu of stock options was informed by reviewing peer practice, which showed that very few peers still granted any stock options and to recognize that the performance TSR goals reward price increases.

  •
  With respect to the performance-based awards, the Compensation Committee set aggressive goals with respect to stock price growth to directly benefit stockholders if those performance measures are achieved in the future. Performance-based restricted stock awards are forfeited completely unless the Company's minimum compound annual growth rate (CAGR) is at least 12.5% for at least three years (42.4% increase over grant price) and require a three-, four-, or five-year CAGR of 25.0% to be earned completely without any forfeiture (stock price increase of 205% over five years).

  •
  When the Compensation Committee approved Mr. Jornayvaz's 2019 compensation in early 2019, our market capitalization approximated the median of our peer group. Comparatively, Mr. Jornayvaz's 2019 total direct compensation was set at a value near the median of our peer group, with a majority of it granted in the form of performance-vesting restricted stock awards, and nearly all of it in stock awards that align his interests with shareholders.

  •
  Mr. Jornayvaz's 2019 total compensation value decreased by approximately 25% from 2018 to 2019. The performance-based restricted stock award, which is nearly 60% of equity compensation, requires rigorous stock price growth within the next five years to be earned.

  •
  Mr. Jornayvaz's 2019 performance-based restricted stock award is required to be reported in the Summary Compensation Table at its grant date fair value based on a Monte-Carlo simulation valuation model. This reported grant date fair value is theoretical and may never be realized if the rigorous compound annual growth rate hurdles are not achieved within five years (1/3 CAGR threshold is 12.5%; 1/3 CAGR threshold is 18.5%, and 1/3 CAGR threshold is 25.0%), unlike cash compensation, which is minimal for Mr. Jornayvaz.

  •
  No cash bonuses have been paid to Mr. Jornayvaz under our annual bonus program since before 2014.

Compensation Summary for Other Executives

  •
  Continuation of Annual Cash Bonus Program, but No Performance-Based Bonuses Paid for 2019—The Compensation Committee continued the annual cash bonus program for 2019 as described in "Calculation of Potential 2019 Bonuses" below. All executives other than Mr. Jornayvaz were eligible to participate in the cash bonus program. The program was designed to pay bonuses based on performance in 2019 compared to pre-established financial, operational, and individual performance goals. The bonus program consisted of three performance targets (Adjusted EBITDA (as defined below), a safety incident goal and a goal for capital project cost and timeliness), with the requirement that 90% of the budgeted Adjusted EBITDA be achieved for any bonuses to be paid. The threshold 90% requirement for budgeted 2019 Adjusted EBITDA was not achieved, therefore, no bonuses were paid under the 2019 bonus program. The Compensation Committee also recognized some executives with modest discretionary bonuses for their efforts in the successful acquisition of land, water rights, and other related assets from the Dinwiddie Cattle Company in May 2019 and/or successful achievement of other contractual matters. In 2019, Mr. Preston was also awarded a discretionary bonus prior to his promotion as an officer of Intrepid. The total of such special bonuses range from $2,500 to $37,500, for each executive other than the CEO. Each executive was also provided a $500 holiday bonus, consistent with past practice.

  •
  Equity Awards to Motivate and Retain Executives—In March 2019, we granted restricted stock to executives other than Mr. Jornayvaz. These awards were split equally between performance-vesting restricted stock and time-vesting restricted stock. The performance-vesting restricted stock would have vested one year after grant had we achieved the three pre-established financial, operational and safety performance targets for 2019. The performance measures for the equity awards were the same as those for the 2019 bonus program, as described above. Because the threshold 90% requirement for budgeted 2019 Adjusted EBITDA was not achieved, the performance-vesting restricted stock was forfeited. The time-vesting restricted stock vests over two years subject to continuous service with Intrepid.

  •
  Modest Salary Adjustments—During 2019, management approved a 3% cost-of-living increase to the annual base salaries for most of our non-executive employees. The Compensation Committee approved a similar increase to the annual base salaries for executives other than Mr. Jornayvaz, with greater increases for certain executives that were promoted in late-2018 or 2019 and to bring salaries more in line with our peer group.

Pay-for-Performance

        We emphasize pay for performance in several ways:

At-Risk Compensation	Our executives are responsible for our overall performance. We believe that, over the long term, a meaningful part of executive compensation should be variable, or "at-risk," based on our performance. The portion of total compensation that is at risk for an executive generally increases with his or her role. As a result, executives with greater responsibility for achieving our performance goals bear a greater proportion of the risk if those goals are not achieved and receive a greater proportion of the reward if those goals are achieved. At-risk compensation consists of annual cash bonuses and equity awards.

Performance-Based Bonuses	We have developed a program designed to pay annual cash bonuses based on the achievement of pre-established annual financial, operational, and individual goals that we believe impact the longer-term value of Intrepid. For 2019, bonus opportunities ranged from 0% to 165% of target in the aggregate based on performance, and were entirely at risk if the pre-established goals were not achieved (and in fact, were not paid in 2019 because one of the pre-established goals was not achieved at the required level.

Longer-Term Equity Awards	By their nature, the value of equity awards is directly linked to the longer-term performance of our stock. For 2019, nearly all of Mr. Jornayvaz's compensation, and a meaningful portion of the total compensation for our other executives, was granted in the form of equity awards. Long-term equity awards were weighted toward performance-based awards as 59% of Mr. Jornayvaz's 2019 equity awards and 50% of other executives' 2019 equity awards contained a performance-based vesting trigger, as described in detail below. The remaining portion of the respective equity awards were granted in the form of time-vesting stock awards, which promote the long-term retention of our executives and key management personnel.

Individual Performance	In setting overall compensation for executives, the Compensation Committee periodically considers market data and overlays an evaluation of the individual executive's contributions to our business. In evaluating individual performance, the Compensation Committee may consider, among other items, how an executive's efforts and accomplishments contribute to the advancement of our long-term goals.

Impact of 2019 Say-on-Pay Advisory Vote

        At our 2019 Annual Meeting of Stockholders, stockholders expressed support for the compensation of our executives, with approximately 77% of the votes cast for advisory approval of our executive compensation. The Compensation Committee considered and discussed the results of the 2019 advisory vote. The Compensation Committee set the total 2019 compensation value for our CEO that reflects a 25% reduction compared to 2018, and continues to have a majority of compensation for executives be subject to the achievement of rigorous performance goals, none of which were earned in 2019.

Elements of Executive Compensation

Salary

  •
  Base salary provides a fixed amount of pay for an executive's primary duties and responsibilities.

  •
  Salaries are reviewed periodically based on market competitiveness, individual performance, and the health of our business.

Annual Cash Bonus

  •
  Our annual bonus plan is designed to incentivize the achievement of near-term financial, operational, and individual goals.

  •
  Target bonus amounts are reviewed annually based on market competitiveness and individual performance, and potential payouts vary based on company, site, and individual performance.

Longer-Term Equity Awards

  •
  Equity awards encourage retention and better align management interests with the interests of our other stockholders.

  •
  For 2019, our executives were granted a combination of performance-vesting and time-vesting restricted stock.

Employee Benefits

  •
  We provide health and wellness benefits that are generally consistent with the benefits provided to our other employees and with benefits provided by other companies of our size.

  •
  These benefits include basic health, life, and disability insurance and 401(k) benefits. Executives are also entitled to the payment or reimbursement of supplemental long-term disability insurance premiums.

  •
  We provide relocation assistance to new executives and certain other employees.

Perquisites

  •
  We provide limited perquisites that are designed to keep our executives in good health and that are generally consistent with the benefits provided by other companies of our size.

  •
  Executives are eligible for allowances for a gym membership and paid parking or mass transit, which are benefits that are generally consistent with the benefits provided to other Denver-based employees. For 2019, executives were also eligible for an executive physical reimbursement.

Change-in-Control Benefits

  •
  Change-in-control benefits are designed to preserve executive productivity and encourage retention in an actual or potential change in control.

  •
  These benefits are tailored to our company and are generally competitive with benefits offered by similarly situated companies.

Role of the Compensation Committee, Compensation Consultants, and Management

        The Compensation Committee continued to retain Frederic W. Cook & Co., Inc. ("F.W. Cook") as its independent compensation consultant for 2019. F.W. Cook periodically collects and analyzes market data to provide a competitive reference on pay levels, structure, and performance alignment for executives and directors. F.W. Cook may also advise the Compensation Committee on other executive and director compensation matters and general compensation trends.

        Outside of its role as independent compensation consultant, F.W. Cook does not provide any other services to us or our management and does not have any other direct or indirect business relationships with us or our management. The Compensation Committee has assessed the independence of F.W. Cook and concluded that its engagement does not raise any conflicts of interest.

        While market data provided by an independent compensation consultant can be a useful guide in setting executive compensation, the Compensation Committee believes that a successful compensation program also requires that the Compensation Committee apply its own judgment and subjective determination to reconcile the program's objectives with the realities of rewarding and retaining our executives and to measure the individual performance of our executives. In this regard, the Compensation Committee asks Mr. Jornayvaz to make recommendations about the compensation to be paid to executives who report to him. The Compensation Committee believes it is valuable to consider the recommendations of Mr. Jornayvaz with respect to these matters because his knowledge of our operations, our industry, and the day-to-day responsibilities of our executives gives him a unique perspective on the performance of our executives in light of our business at a given point in time. The Board (without the participation of Mr. Jornayvaz) or the Compensation Committee makes all compensation decisions with regard to Mr. Jornayvaz. While the Compensation Committee is solely responsible for the appointment of the independent compensation consultant and for approving executive compensation, management supports the work of the Compensation Committee and the independent compensation consultant. In addition, at the request of the Compensation Committee, members of management meet periodically with the

Compensation Committee regarding the design of our compensation programs and other compensation matters. The members of the Compensation Committee meet regularly in executive sessions outside the presence of management.

Peer Group

        The Compensation Committee uses peer company market data to guide its review of the total compensation of our executives. Our peer group was made up of publicly traded, natural resource companies based in the U.S. that generally had revenues and market capitalizations ranging from about 0.4 times to 4.0 times our revenue and market capitalization at the time the peer group was constructed (Spring 2018). During the first quarter of 2019 when our executive equity grant decisions were made, our market capitalization approximated the median of our peer group. The peer group used to inform 2019 compensation decisions consisted of the following companies:

Abraxas Petroleum Corporation	Hawkins, Inc.
American Vanguard Corporation	Hecla Mining Company
Approach Resources, Inc.	HighPoint Resources Corporation
Balchem Corporation	KMG Chemicals, Inc.
Chase Corporation	NACCO Industries, Inc.
Coeur Mining, Inc.	Resolute Energy Corporation
Earthstone Energy, Inc.	Ring Energy, Inc.
Eclipse Resources Corporation	SRC Energy Inc.
Halcón Resources Corporation	Trecora Resources
Hallador Energy Company

2019 Compensation Decisions

Base Salary

        During 2019, the Compensation Committee approved the following changes to executive salaries:

Name	Base Salary at the End of 2018	Base Salary at the End of 2019	% Increase	Reason for Increase
Robert P. Jornayvaz III	$50,000	$50,000	—	—
Robert E. Baldridge(1)	$272,950	$291,139	6.7%	3% cost-of-living increase and remaining increase for promotion
Mark A. McDonald	$213,000	$230,000	8.0%	3% cost-of-living increase and remaining increase for individual performance
Matthew D. Preston(2)	$154,500	$220,000	42.4%	3% cost-of-living increase and remaining increase for promotion
Erica K. Wyatt	$215,000	$215,000	—	—
Margaret E. McCandless(3)	$242,586	$249,864	3.0%	3% cost-of-living increase
Joseph G. Montoya(4)	$257,500	$265,225	3.0%	3% cost-of-living increase

(1)
Mr. Baldridge was promoted to Senior Vice President—New Mexico on December 16, 2019.

(2)
Mr. Preston was promoted to Vice President, Finance on November 10, 2019.

(3)
Ms. McCandless resigned from Intrepid effective December 20, 2019.

(4)
Mr. Montoya resigned from Intrepid effective November 9, 2019.

        In 2019, management approved a 3% cost-of-living increase to the annual base salaries for most of our non-executive employees. The Compensation Committee approved a similar increase to the annual base salaries for certain executives other than Mr. Jornayvaz. The increase for Mr. McDonald's reflects his significant individual performance, and no increase was approved for Ms. Wyatt as her base salary was set in connection with her promotion to Chief Human Resources Officer in December 2018. As part of their promotion, the base salaries for Mr. Baldridge and Mr. Preston were increased further after taking into account their respective individual experience and role, and taking into account the recommendation of Mr. Jornayvaz.

Cash Bonuses

2019 Cash Bonus Program

        An important component of our total compensation program is the annual cash incentive based on the attainment of pre-established annual performance goals. At the beginning of each year, the Compensation Committee selects the executive officers and other key employees who are eligible to participate, establishes their target bonus amounts, and sets the performance goals for the year. Shortly after the end of each year, the Compensation Committee certifies the bonus payments to be made for the year, if any, based on actual performance as compared to the pre-established goals. Bonuses can be paid in cash or stock. The Compensation Committee may reduce or eliminate any potential earned award, or terminate the plan, in accordance with the plan.

        In setting the 2019 target bonus amounts for each of our executives, the Compensation Committee considered the following factors: (i) organizational level and expected impact on our annual operating results; (ii) the scope, level of expertise and experience required for the named executive officer's position; and (iii) competitive levels of target annual incentive opportunity.

  Calculation of Potential 2019 Bonuses

        Each of our executives was eligible to participate in our 2019 cash bonus program (the "2019 Bonus Plan"), except for Mr. Jornayvaz. As described below under the heading "Equity Awards," almost all of Mr. Jornayvaz's compensation for 2019 was granted in the form of equity awards. As a result, Mr. Jornayvaz did not participate in our 2019 Bonus Plan.

        The structure of the 2019 Bonus Plan was based on the achievement of three pre-established performance goals: Adjusted EBITDA (40% weighting), TRIR (as defined below) safety rating (40% weighting), and capital project cost and timeliness (20% weighting), with the potential for adjustment by the Compensation Committee based on non-financial and individual performance evaluations. Participants under the 2019 Bonus Plan were eligible to receive between 0% and 200%, as applicable for each performance goal, of each participant's respective target bonus based on actual performance, as discussed below.

        The total amount payable under the 2019 Bonus Plan was calculated by multiplying each executive's target bonus by performance percentages based on the three pre-established performance goals, as adjusted by non-financial and individual performance evaluations. In addition, any payout under the 2019 Bonus Plan required that 90% of the target Adjusted EBITDA performance goal be achieved. The threshold 90% requirement for target Adjusted EBITDA was not achieved in 2019. Therefore, no bonuses were paid to executives under the 2019 Bonus Plan.

Target Bonus

        The Compensation Committee established the following 2019 target annual incentive amounts for each of our named executive officers under our 2019 Bonus Plan:

Name	Base Salary at the End of 2019	Target Bonus as a % of Salary	Target Bonus as a Dollar Amount

Robert P. Jornayvaz III	$50,000	0%	$0
Robert E. Baldridge	$291,139	40%	$116,456
Mark A. McDonald	$230,000	35%	$80,500
Matthew D. Preston	$220,000	20%	$44,000
Erica K. Wyatt	$215,000	30%	$64,500
Margaret E. McCandless(1)	$249,864	35%	$87,452
Joseph G. Montoya(1)	$265,225	35%	$92,829

(1)
Ms. McCandless and Mr. Montoya were not eligible for bonuses in 2019 due to their resignations prior to the end of 2019.

        Company Performance Goals

Financial Goal: Adjusted EBITDA** (40% Weighting)

Reason for Financial Goal: The Compensation Committee believes that executive compensation should be aligned with company strategy and objectives, with a bonus payout appropriate only if Intrepid was able to generate a target amount of Adjusted EBITDA set at 100% of budget.
Payout Methodology:
• Threshold requirement of 90% of target Adjusted EBITDA. No payouts of any amounts under the 2019 Bonus Plan if this threshold requirement is not achieved.
• Actual results at 90% to 99% of target Adjusted EBITDA will result in an equal decrease in the target bonus (i.e. 95% of actual achievement will generate 95% of the weighted target bonus).
• Actual results at any percentage above target Adjusted EBITDA will result in an equal increase in the target bonus, capped at 200%.
2019 Target and Actual Results:
2019 Target Adjusted EBITDA—$66.8 million 2019 Threshold Requirement—$60.1 million (90% of Target Adjusted EBITDA) 2019 Actual Adjusted EBITDA—$52.8 million
The threshold 90% requirement for target Adjusted EBITDA was not achieved in 2019. Therefore, no bonuses were paid to executives under the 2019 Bonus Plan.

**
Adjusted earnings before interest, taxes, depreciation, and amortization (Adjusted EBITDA) is calculated as net income adjusted for certain items that impact the comparability of results from period to period. Intrepid considers Adjusted EBITDA to be useful because the measure reflects Intrepid's operating performance before the effects of certain non-cash items and other items that Intrepid believes are not indicative of its core operations. Intrepid uses Adjusted EBITDA to assess operating performance.

Safety Goal: Total Recordable Incident Rate (TRIR) (40% Weighting)
Reason for Safety Goal: Safety is a core value and operating requirement for Intrepid, and the Compensation Committee believes that executive compensation should be aligned with this objective.
Payout Methodology:
• No payout if TRIR is greater than 1.8 (Target TRIR), which represents Intrepid's 10-year average.
• Payout of 100% of target bonus between 1.5 to 1.8 of actual TRIR.
• Actual TRIR of less than 1.5 will result in a payout of 125% of the TRIR performance goal.
2019 Target and Actual Results:
2019 Target TRIR—1.8 2019 Actual TRIR—2.4
Notwithstanding the actual results for TRIR, because the threshold 90% requirement for target Adjusted EBITDA was not achieved in 2019, no bonuses were paid to executives under the 2019 Bonus Plan.

Operational Goal: 2019 Capital Project Completion Metric (20% Weighting)
Reason for Operational Goal: Align executive compensation with the operational goals of Intrepid, to create long-term value for stockholders.
Payout Methodology:
• Payout of 100% of target bonus for all 2019 projects completed on time (within 45 days of original stated deadline) and within budget (+5% or –15% original stated cost).
• Subject to review of project implemented as designed.
2019 Actual Results:
The operational goal was not achieved in 2019.

Notwithstanding the actual results for the operation goal, because the threshold 90% requirement for target Adjusted EBITDA was not achieved in 2019, no bonuses were paid to executives under the 2019 Bonus Plan.

        Site Performance

Target bonus (after applying company performance) is multiplied by a site performance percentage.

Denver Site Goals: Complete four site goals designed to encourage communication and curiosity, such as providing education about different departments to our employees, increasing personal knowledge about our business, markets, and competitors, and understanding different roles within Intrepid.
Payout Methodology: 25% reduction in potential bonus for each site goal that was selected but not achieved.

Individual Performance

Target bonus (after applying company and site performance) is multiplied by an individual performance percentage.

Individual Goals: Complete four individual goals tied to executive's role and responsibilities.
Payout Methodology: Each individual goal may reduce the potential bonus by 25% if not achieved, or increase the potential bonus by 10% if the individual goals are achieved.

  Actual 2019 Bonus Performance

        The threshold 90% requirement for target Adjusted EBITDA was not achieved in 2019. Therefore, no bonuses were paid to executives under the 2019 Bonus Plan. We did not consider performance under the site and individual performance goals because the threshold Adjusted EBITDA was not achieved.

Year-End, Transactional and Discretionary Bonuses

        In December 2019, we paid a cash bonus of $500 and a related tax reimbursement to each employee of Intrepid as a year-end holiday bonus. Each of our executives that was still employed by Intrepid on the payment date also received this broad-based bonus and related tax reimbursement.

        In addition, the Compensation Committee recognized Ms. Wyatt and Ms. McCandless, and Messrs. Baldridge, McDonald, Montoya and Preston, with transactional bonuses for their efforts in the acquisition of land, water rights, and other related assets from the Dinwiddie Cattle Company in May 2019 and/or successful achievement of other contractual matters. In 2019, Mr. Preston was also awarded a discretionary bonus prior to his promotion as an officer of Intrepid.

Equity Awards

        In 2019, we granted equity awards to our executives under our Amended and Restated Equity Incentive Plan, in each case, in the form of time-vesting and performance-vesting restricted stock awards. The structure of the equity grants is intended to align the interests of our executives with those of our stockholders and to provide a compensation element intended to retain our executives over the long term. For 2019, the value of the long-term equity awards granted to each executive was based on the Compensation Committee's assessment of each executive's expected future contributions to our company, ability to impact our long-term results that drive stockholder value, each named executive officer's overall long-term performance and competitive levels of long-term equity compensation for similarly situated executives at our peer companies.

Mr. Jornayvaz's Equity Awards

        For 2019, 40% of the restricted stock award vests in three equal annual installments beginning on first anniversary of the grant date, subject to continued employment. The other 60% of the award represents performance-based restricted stock (the "CEO PSAs"). The CEO PSAs vest in in three tranches (each 33.3%), subject to continued employment. Each tranche is associated with a different 3-year price CAGR measured against Intrepid's stock price of $3.86 per share. If a tranche is not earning during the first three years, then the award may be eligible to be earned and vest immediately based on the achievement of

4-year and 5-year CAGR price goals. The awards also vest in the event of death, disability, or a change in control. The following outlines the vesting criteria for the CEO PSAs:

		Price Achievement Goal During:*
Tranche Weighting	Becomes Vesting-Eligible	0 - 3 Years	3 - 4 Years	4 - 5 Years
1. 33.3%	1st Anniversary	$5.50	$6.18	$6.96
2. 33.3%	2nd Anniversary	$6.42	$7.61	$9.02
3. 33.3%	3rd Anniversary	$7.54	$9.42	$11.78

*
Goal achievement based on 20 trading day average closing price

        All CEO PSA Tranches:    If a price goal is achieved in the specified time-frame, then performance contingency is achieved; however, there may still be subject to time vesting as follows:

  •
  PSA Tranche 1: No vesting will occur until the 1st anniversary of the grant date even if price goal is achieved earlier. If Tranche 1 goal is not achieved within 1 year, then it is eligible to be achieved and vest immediately thereafter if the price goals in the performance schedule are achieved.

  •
  PSA Tranche 2: No vesting will occur until March 14, 2021, even if price goal is achieved earlier. If a Tranche 2 goal is not achieved within 2 years of the May 22, 2019 grant date, then it is eligible to be achieved and vest immediately thereafter if the price goals in the performance schedule are achieved.

  •
  PSA Tranche 3: No vesting will occur until March 14, 2022, even if price goal is achieved earlier. If a Tranche 3 goal is not achieved within 3 years of the May 22, 2022 grant date, then it is eligible to be achieved and vest immediately thereafter if the price goals in the performance schedule are achieved.

Other Executives' Equity Awards

        For each executive, 50% of the award vests in two equal annual installments beginning on the first anniversary of the grant date, subject to continued employment. The other 50% of the award represents performance-based restricted stock ("PSAs"), which vests based on the achievement of the same performance goals under the 2019 Bonus Plan. The PSAs would have vested in March 2020, subject to continued employment, if (a) Adjusted EBITDA for 2019 equaled or exceeded $60.1 million (which represented 90% of the target Adjusted EBITDA, as discussed above), (b) 90% or greater achievement of the operation goal (completion of capital projects on time and under budget), and (c) our safety goal is achieved (i.e. TRIR at or below 1.8). The threshold 90% requirement for target Adjusted EBITDA was not achieved in 2019, therefore, the PSAs granted in 2019 were forfeited and did not vest.

Employee Benefits

        Our employees, including executives, are eligible for various employee benefits, including medical and dental insurance, group life insurance, accidental death and disability insurance, health and dependent care flexible spending accounts, a 401(k) plan, and paid time off. We generally match 100% of an employee's 401(k) deferrals up to a specified percentage of compensation or as limited by law. In addition, executives are entitled to the payment or reimbursement of supplemental long-term disability insurance premiums. We also provide relocation assistance to new executives and certain other employees.

        These benefits are generally consistent with the benefits provided by other companies of our size and help us remain competitive in attracting and retaining our executive talent.

Perquisites

        Our executives are eligible for a gym membership allowance and paid parking or mass transit. These benefits are generally consistent with the benefits we provide to our Denver-based employees. For 2019, executives were also eligible for a reimbursement for regular physical examinations, including a tax reimbursement under certain circumstances. We believe that these benefits are appropriate and help us retain and reward our executive talent. We also believe that it is in our best interests for our executives and other employees to be in good health.

Change-in-Control Benefits

        Our executives are entitled to change-in-control severance benefits under our broad-based severance policy and in some cases individual change-in-control severance agreements. These benefits are intended to meet the following objectives:

  •
  to reduce the distraction of the executives that would result from the personal uncertainties caused by a change in control;

  •
  to encourage the executives' full attention and dedication to us during a change in control;

  •
  to provide the executives with compensation and benefit arrangements upon a change in control that are competitive with those of similarly situated companies; and

  •
  to retain key talent.

        We tailored these arrangements to provide a mix of benefits that we believe support the objectives described above. All cash severance is "double-trigger," meaning that cash severance will be paid to an executive only if he or she has a qualifying termination of employment within 24 months after the change in control for Mr. Jornayvaz or within six months after the change in control for our other current executives. In general, the cash severance amount equals two times the executive's salary plus bonus at the time of termination for Mr. Jornayvaz or one times salary plus bonus for our other current executives. In addition, these arrangements provide that unvested equity awards will vest immediately upon a change in control for Mr. Jornayvaz or upon a qualifying employment termination within six months after a change in control for our other current executives. We did not make any changes to the change-in-control benefits for our executives in 2019. You can find more information about potential change-in-control benefit amounts below under the heading "Potential Payments Upon Termination or Change-in-Control."

Noncompetition Agreements

        We have entered into noncompetition agreements with our executives. Mr. Jornayvaz has a noncompetition provision in his employment agreement, as described below under the heading "Employment Agreement with Robert P. Jornayvaz III." Our other executives have entered into agreements that provide generally that, if the executive voluntarily leaves Intrepid or is terminated for cause, he or she will not solicit our employees or work for a customer or competitor of Intrepid for a period of six months after termination.

Insider Trading Policy and Hedging and Pledging Transactions

        A description of our anti-hedging and anti-pledging policy can be found in "Corporate Governance—Insider Trading Policy and Hedging and Pledging Transactions."

Stock Ownership Guidelines

        All of our directors and executives are in compliance with the stock ownership guidelines or are within the applicable phase-in period. For more information, please see "Corporate Governance—Stock Ownership Guidelines."

Accounting Impact and Tax Deductibility of Compensation

        ASC Topic 718, Compensation—Stock Compensation (referred to as ASC Topic 718), requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock options, restricted stock and PSAs under our equity incentive award plans will be accounted for under ASC Topic 718. We will consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Compensation Risk Assessment

        As discussed in more detail above, the Compensation Committee has reviewed our compensation programs for all employees, including our named executive officers, and other executives and has concluded that these programs do not create risks that are reasonably likely to have a material adverse effect on our company.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2019.

The Compensation Committee

Barth E. Whitham, Chairman Terry Considine
Chris A. Elliott
J. Landis Martin

EXECUTIVE COMPENSATION

2019 Summary Compensation Table

        The following table sets forth the total compensation earned for services rendered during the years shown by our named executive officers as of December 31, 2019.

Name and Position (a)	Year (b)	Salary (c)	Bonus (d)	Stock Awards (e)	Option Awards (f)	All Other Compensation (g)	Total (h)
Robert P. Jornayvaz III	2019	$50,000	$500	$2,691,765	—	$6,762	$2,749,027
Executive Chairman of	2018	$50,000	$500	—	$3,631,506	$5,762	$3,687,768
the Board, President, and	2017	$50,000	$500	$1,427,872	$703,766	$3,694	$2,185,832
Chief Executive Officer
Robert E. Baldridge	2019	$283,955	$30,500	$109,176	—	$19,515	$443,146
Senior Vice President—New
Mexico(1)
Mark A. McDonald	2019	$228,369	$33,000	$74,544	—	$17,275	$353,188
Vice President of Sales and	2018	$209,019	$500	$58,500	—	$16,069	$284,088
Marketing	2017	$171,305	$500	$35,891	—	$8,729	$216,425
Matthew D. Preston	2019	$166,707	$38,000	$30,895	—	$14,002	$249,604
Vice President, Finance(1)
Erica K. Wyatt	2019	$216,172	$3,000	$64,493	—	$18,007	$301,672
Chief Human Resources	2018	$188,768	$500	$55,122	—	$15,585	$259,965
Officer
Margaret E. McCandless	2019	$250,330	$33,000	$97,033	—	$21,729	$402,092
Former Vice President, General	2018	$240,140	$500	$94,200	—	$20,267	$355,107
Counsel, and Secretary(2)	2017	$228,191	$500	$47,103	$45,717	$11,550	$333,061
Joseph G. Montoya	2019	$264,404	$30,000	$90,123	—	$20,827	$405,354
Former Vice President and Chief	2018	$257,788	$500	$74,996	—	$30,549	$363,833
Accounting Officer(3)	2017	$211,285	$500	$29,999	$29,115	$9,992	$280,891

(1)
Mr. Baldridge was promoted to Senior Vice President-New Mexico in December 2019, and Mr. Preston was promoted to Vice President, Finance in November 2019. Neither Mr. Baldridge nor Mr. Preston was previously a named executive officer of Intrepid.

(2)
Ms. McCandless resigned from Intrepid effective December 20, 2019.

(3)
Mr. Montoya resigned from Intrepid effective November 9, 2019.

Bonus (Column d)

        The 2019 amounts in this column represent year-end Company-wide bonuses, and other transactional and retention bonuses for certain executives. You can find more information about these bonuses above under the heading "Compensation Discussion and Analysis—Cash Bonuses."

Stock Awards and Option Awards (Columns e and f)

        The amounts in these columns represent the aggregate grant date fair value of awards of restricted stock and stock options. We calculated these amounts in accordance with financial statement reporting rules, excluding the effect of any estimated forfeitures. You can find information about the assumptions used to calculate these amounts below under the heading "Grants of Plan-Based Awards in 2019" and in Note 13 to our financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2019. The aggregate grant date fair value of stock awards, which are comprised of time-vesting and performance-vesting restricted stock awards, includes the grant date fair value for the performance-vesting restricted stock awards calculated based on the target number of shares.

All Other Compensation (Column g)

        The following table describes each component of the 2019 amounts in this column:

Name	Perquisites And Other Personal Benefits(1)	Group Life Insurance Premiums	Supplemental Long-Term Disability Premiums	Intrepid Contributions to 401(k) Plan	Tax Reimbursements(2)	Total
Robert P. Jornayvaz III	$3,600	$458	—	$2,500	$204	$6,762
Robert E. Baldridge	$76	$2,292	$2,940	$14,000	$207	$19,515
Mark A. McDonald	$2,822	$2,083	$748	$11,419	$204	$17,275
Matthew D. Preston	$3,600	$1,552	$311	$8,335	$204	$14,002
Erica K. Wyatt	$4,350	$1,976	$669	$10,809	$204	$18,007
Margaret E. McCandless	$5,600	$2,281	$1,125	$12,519	$204	$21,729
Joseph G. Montoya	$3,961	$2,292	$1,315	$13,220	$39	$20,827

(1)
These amounts represent payments for office parking or mass transit, gym membership fees, executive physicals, the value of health or service awards and/or electricity incentives.

(2)
These amounts represent tax reimbursements on year-end cash bonuses of $500 per employee, and/or other immaterial items.

Grants of Plan-Based Awards in 2019

        The following table provides information about plan-based awards granted to our executives in 2019:

					Estimated Future Payouts under Equity Incentive Plan Awards— Target (#) (f)
			Estimated Future Payouts under Non-Equity Incentive Plan Awards
						All Other Stock Awards: Number of Shares of Stock or Units (#) (g)
							Grant Date Fair Value of Stock and Option Awards ($) (h)
		Compensation Committee Approval Date (c)
Name and Award Type (a)	Grant Date (b)		Target ($) (d)	Maximum ($) (e)
Robert P. Jornayvaz III
RSA—Performance	5/22/19	5/22/19	—	—	545,707	—	$1,577,000
RSA—Time	5/22/19	5/22/19	—	—	—	336,787	$1,114,765
Robert E. Baldridge
RSA—Performance	3/14/19	2/19/19	—	—	14,142	—	$54,588
RSA—Time	3/14/19	2/19/19	—	—	—	14,142	$54,588
Bonus Program	—	—	$116,456	$192,152		—	—
Mark A. McDonald
RSA—Performance	3/14/19	2/19/19	—	—	9,656	—	$37,272
RSA—Time	3/14/19	2/19/19	—	—	—	9,656	$37,272
Bonus Program	—	—	$80,500	$132,825		—	—
Matthew D. Preston
RSA—Performance	3/14/19	2/19/19	—	—	4,002	—	$15,448
RSA—Time	3/14/19	2/19/19	—	—	—	4,002	$15,448
Bonus Program	—	—	$44,000	$72,600		—	—
Erica K. Wyatt
RSA—Performance	3/14/19	2/19/19	—	—	8,354	—	$32,246
RSA—Time	3/14/19	2/19/19	—	—	—	8,354	$32,246
Bonus Program	—	—	$64,500	$106,425		—	—
Margaret E. McCandless
RSA—Performance	3/14/19	2/19/19	—	—	12,569	—	$48,516
RSA—Time	3/14/19	2/19/19	—	—	—	12,569	$48,516
Bonus Program	—	—	$87,452	$144,296		—	—
Joseph G. Montoya
RSA—Performance	3/14/19	2/19/19	—	—	11,674	—	$45,062
RSA—Time	3/14/19	2/19/19	—	—	—	11,674	$45,062
Bonus Program	—	—	$92,829	$153,168		—	—

Estimated Future Payouts under Non-Equity Incentive Plan Awards (columns d and e)

        The amounts in these columns represent estimated possible payouts that could have occurred under our 2019 Bonus Plan for executives other than Mr. Jornayvaz. We did not meet the pre-established company performance goals under the program, therefore no cash bonuses under the 2019 Bonus Plan were actually paid for 2019. You can find more information about our 2019 Bonus Plan above under the heading "Compensation Discussion and Analysis—Cash Bonuses."

Estimated Future Payouts under Equity Incentive Plan Awards (Column f)

        For each of our executives, the amounts in this column represent estimated possible payouts that could have occurred under performance-vesting restricted stock awards. You can find more information about this award above under the heading "Compensation Discussion and Analysis—Equity Awards." For each of our executives, except Mr. Jornayvaz, the performance-vesting awards granted in 2019 were forfeited as the threshold 90% requirement for target Adjusted EBITDA was not achieved in 2019.

        Mr. Jornayvaz's award also vests in the event of death, disability, or a change in control. The awards to other executives would have vested in the event of death, disability, or a change in control followed by a qualifying termination of employment. The Compensation Committee may provide for the accelerated vesting of any award in its discretion at any time. Prior to vesting, the awards may not be sold, assigned, or transferred in any way, other than by will or the laws of descent and distribution.

        Except as described above, upon a termination of service for any reason, any unvested awards are immediately forfeited. Ms. McCandless and Mr. Montoya forfeited their 2019 equity awards upon their respective resignations from Intrepid in 2019.

        Holders of restricted stock generally have the same voting, regular dividend, and other rights as holders of our common stock. With respect to any dividends to which holders are entitled under their award agreements, the dividend payment or distribution will be withheld and accrued by us and will be subject to the same vesting schedule as is applicable to the restricted stock and will be forfeited if the underlying restricted stock is forfeited.

All Other Stock Awards (Column g)

        The amounts in this column represent time-vesting restricted stock granted to executives. The awards vest in two equal annual installments beginning on the first anniversary of the grant date, subject to continued employment. You can find more information about this award above under the heading "Compensation Discussion and Analysis—Equity Awards."

        The awards also vest in the event of death, disability, or a change in control followed by a qualifying termination of employment. The Compensation Committee may provide for the accelerated vesting of any award in its discretion at any time. Prior to vesting, the awards may not be sold, assigned, or transferred in any way, other than by will or the laws of descent and distribution.

        Except as described above, upon a termination of service for any reason, any unvested awards are immediately forfeited. Ms. McCandless and Mr. Montoya forfeited their 2019 equity awards upon their respective resignations from Intrepid in 2019.

        Holders of restricted stock generally have the same voting, regular dividend, and other rights as holders of our common stock. With respect to any dividends to which holders are entitled under their award agreements, the dividend payment or distribution will be withheld and accrued by us and will be subject to the same vesting schedule as is applicable to the restricted stock and will be forfeited if the underlying restricted stock is forfeited.

Grant Date Fair Value of Stock and Option Awards (Column h)

        The amounts in this column represent the aggregate grant date fair value of restricted stock awards calculated in accordance with financial statement reporting rules, excluding the effect of any estimated forfeitures.

        For Mr. Jornayvaz's performance-vesting restricted stock awards, we estimated the grant date fair value of the award using the Monte-Carlo simulation valuation model. We used the following assumptions in estimating the value of the award: 10-year risk-free interest rate of 2.2%; estimated volatility of 84.5%; dividend yield of 0%; and expected life of 4.81 years.

        For Mr. Jornayvaz's time-vesting restricted stock awards, we estimated the grant date fair value of the awards to be $3.31 per share, which was the closing market price of our common stock on the grant date.

        For performance- and time-vesting restricted stock granted to other executives, we estimated the grant date fair value of the awards to be $3.86 per share, which was the closing market price of our common stock on the grant date.

Outstanding Equity Awards at the End of 2019

        The following table provides information regarding outstanding stock options and restricted stock held by our executives as of December 31, 2019.

			Option Awards				Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Un-exercisable)	Option Exercise Price(1)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(2)
Robert P. Jornayvaz III	3/12/2018	(3)	207,758	1,350,427	$3.90	3/12/2028	—	—	—	—
	6/4/2017	(4)	342,465	171,233	$2.29	6/4/2027	—	—	—	—
	11/8/2016	(5)	450,000	150,000	$1.03	11/8/2026	—	—	—	—
	2/23/2011	(6)	12,761	—	$35.69	2/23/2021	—	—	—	—
	2/4/2010	(6)	4,448	—	$25.47	2/4/2020	—	—	—	—
	5/22/2019	(7)	—	—	—	—	336,787	$912,693	—	—
	5/22/2019	(11)	—	—	—	—	—	—	545,707	$1,478,866
	6/4/2017	(4)	—	—	—	—	71,251	$193,090	—	—
	6/4/2017	(7)	—	—	—	—	142,503	$386,183	—	—
	11/8/2016	(5)	—	—	—	—	115,494	$312,989	—	—
Robert E. Baldridge	11/8/2016	(8)	22,400	11,200	$1.03	11/8/2026	—	—	—	—
	2/23/2011	(6)	2,007	—	$35.69	2/23/2021	—	—	—	—
	2/4/2010	(6)	2,800	—	$25.47	2/4/2020	—	—	—	—
	3/14/2019	(9)	—	—	—	—	—	—	14,142	$38,325
	3/14/2019	(10)	—	—	—	—	14,142	$38,325	—	—
	3/12/2018	(10)	—	—	—	—	6,795	$18,414	—	—
	6/4/2017	(7)	—	—	—	—	15,947	$43,216	—	—
	11/8/2016	(8)	—	—	—	—	43,624	$118,221	—	—
Mark A. McDonald	11/8/2016	(8)	11,747	3,916	$1.03	11/8/2026	—	—	—	—
	3/14/2019	(9)	—	—	—	—	—	—	9,656	$26,168
	3/14/2019	(10)	—	—	—	—	9,656	$26,168	—	—
	3/12/2018	(10)	—	—	—	—	3,750	$10,163	—	—
	6/4/2017	(7)	—	—	—	—	5,225	$14,160	—	—
	11/8/2016	(8)	—	—	—	—	22,942	$62,173	—	—
Matthew D. Preston	11/8/2016	(8)	6,788	3,394	$1.03	11/8/2026	—	—	—	—
	3/14/2019	(9)	—	—	—	—	—	—	4,002	$10,845
	3/14/2019	(10)	—	—	—	—	4,002	$10,845	—	—
	3/12/2018	(10)	—	—	—	—	1,923	$5,211	—	—
	6/4/2017	(7)	—	—	—	—	5,073	$13,748	—	—
	11/8/2016	(8)	—	—	—	—	18,589	$50,376	—	—
Erica K. Wyatt	11/8/2016	(8)	23,625	7,875	$1.03	11/8/2026			—	—
	2/23/2011	(6)	473	—	$35.69	2/23/2021	—	—	—	—
	2/4/2010	(6)	582	—	$25.47	2/4/2020	—	—	—	—
	3/14/2019	(9)	—	—	—	—	—	—	8,354	$22,639
	3/14/2019	(10)	—	—	—	—	8,354	$22,639	—	—
	3/12/2018	(10)	—	—	—	—	3,534	$9,577	—	—
	6/4/2017	(7)	—	—	—	—	7,096	$19,230	—	—
	11/8/2016	(8)	—	—	—	—	26,377	$71,482	—	—
Margaret E. McCandless	6/4/2017	(7)	21,508	—	$2.29	12/20/2020	—	—	—	—
	11/8/2016	(8)	105,000	—	$1.03	12/20/2020	—	—	—	—
Joseph G. Montoya	6/4/2017	(7)	13,698	—	$2.29	11/9/2020	—	—	—	—

(1)
Represents the per share exercise price of the option.

(2)
Market value is based on the closing market price of our common stock on December 31, 2019 ($2.71 per share).

(3)
Award vests in three equal annual installments beginning on March 12, 2019, subject to continued employment; provided that, with respect to options covering 934,911 shares, no vesting occurs unless and until the volume-weighted average closing price of our stock for 20 trading days during the five-year period from the grant date to March 11, 2023, equals or exceeds $5.85 per share (a 50% increase from the grant price of $3.90 per share). Our stock price has not yet met this threshold.

(4)
Award vests in three equal annual installments beginning on June 4, 2018, subject to continued employment. The award also contained a performance-based vesting trigger that required the volume-weighted average closing price of our stock for 20 trading days during the five-year period from the grant date to June 3, 2022, to equal or exceed $3.44 per share (a 50% increase from the grant price of $2.29 per share). Our stock price met this threshold in August 2017.

(5)
Award vests in four equal annual installments beginning on November 8, 2017, subject to continued employment. The award also contained a performance-based vesting trigger that required the closing market price of our common stock to equal or exceed $2.06 per share (double the grant price of $1.03 per share) on 20 consecutive trading days on or before November 7, 2021. Our stock price met this threshold in June 2017.

(6)
Award was fully vested as of December 31, 2019.

(7)
Award vests in three equal annual installments beginning on the first anniversary of the grant date, subject to continued employment.

(8)
Award vests in four equal annual installments beginning on the first anniversary of the grant date, subject to continued employment.

(9)
Award would have vested on March 14, 2020, subject to continued employment, if certain performance goals were met. The threshold 90% requirement for target Adjusted EBITDA was not met in 2019. Therefore, the PSAs granted in 2019 were forfeited and did not vest.

(10)
Award vests in two equal annual installments beginning on the first anniversary of the grant date, subject to continued employment.

(11)
Award vests in three tranches based on the achievement of certain performance criteria. See "Compensation Discussion and Analysis—Equity Awards—Mr. Jornayvaz's Equity Awards" for additional information.

Option Exercises and Stock Vested in 2019

        The following table provides information about options exercise and restricted stock that vested in 2019 for each of our executives.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Robert P. Jornayvaz III	—	—	329,247	$1,006,135
Robert E. Baldridge	—	—	66,364	$189,853
Mark A. McDonald	—	—	31,916	$89,966
Matthew D. Preston	—	—	25,585	$71,397
Erica K. Wyatt	—	—	37,006	$104,072
Margaret E. McCandless	—	—	54,180	$150,659
Joseph G. Montoya	8,222	$9,868	24,340	$71,511

(1)
Value was calculated by multiplying the number of shares exercised by the difference between the market price of our common stock at exercise and the exercise price..

(2)
Value was calculated by multiplying the number of shares that vested by the closing market price of our common stock on the vesting date.

Employment Agreement with Robert P. Jornayvaz III

        We have entered into an employment agreement with Mr. Jornayvaz. In March 2019, we amended the agreement to extend its term for three years until April 18, 2022. The agreement was originally entered into in 2010.

        You can find information about Mr. Jornayvaz's actual 2019 salary, equity awards, and other compensation as approved by the Compensation Committee above under the heading "Compensation Discussion and Analysis." Under his employment agreement, Mr. Jornayvaz is entitled to an annual salary of $100,000, subject to annual review by the Compensation Committee. Mr. Jornayvaz's annual base salary was subsequently reduced to $50,000 by the Compensation Committee. The agreement also provides that the general intent is for Mr. Jornayvaz to receive a target annual bonus of $500,000 and an annual equity award with a target grant date fair value of $750,000; provided that his actual target bonus and equity award for any year may be higher or lower as determined by the Compensation Committee in its sole discretion. Mr. Jornayvaz also is entitled to all other benefits offered generally to our senior management.

        If Mr. Jornayvaz's employment is terminated for any reason, he would be entitled to the following benefits:

  •
  Payment of any salary, bonus, or other compensation earned but not yet paid to him through the date of termination

  •
  Rights to continued healthcare coverage as required by law

  •
  Payment of any amounts due as of the date of termination under any equity-based, welfare, or retirement plan or of any other amounts or benefits under these plans that, by their specific terms, extend beyond the date of termination

  •
  Rights with respect to D&O insurance

  •
  Rights under any separate change-in-control severance agreement or other agreement between us and him

        He would not be entitled to severance, except as provided under his change-in-control severance agreement, which is described below under the heading "Potential Payments Upon Termination or Change-in-Control."

        Mr. Jornayvaz has agreed that during the term of his employment and for a period of 24 months after termination, he will not solicit our employees or compete with us in the potash business and any other business in which we are engaged during the term or at his termination date.

Potential Payments Upon Termination or Change-in-Control

        This section describes and quantifies potential payments that may be made to each of our executives (except Ms. McCandless and Mr. Montoya) at, following, or in connection with the termination of his or her employment or as a result of a change in control of Intrepid. We did not make any changes in 2019 to executives' potential termination and change-in-control benefits. For Mr. Jornayvaz, these benefits are provided under his employment agreement, his change-in-control severance agreement, and his equity award agreements. For our other executives, these benefits are provided under their change-in-control severance agreements or our broad-based change-in-control severance policy and under their equity award agreements. Executives are not entitled to severance benefits outside of a change in control.

Change in Control

        Mr. Jornayvaz is entitled to full vesting on all outstanding equity awards upon a qualifying change in control. Each of our other executives is entitled to full vesting on all outstanding equity awards upon a qualifying termination of employment within six months following a change in control.

Qualifying Termination Following a Change in Control

        If an executive's employment is terminated by us without "Cause" or by him or her for "Good Reason" within 24 months of a change in control for Mr. Jornayvaz or within six months for our other current executives, the executive would be entitled to the following additional termination benefits:

  •
  A lump sum cash payment equal to (a) two times the executive's annual salary, plus (b) two times the average of the actual annual bonus paid to him for the two preceding years for Mr. Jornayvaz or one times salary and bonus for our other current executives.

  •
  If the executive has not been employed through two full bonus cycles, the bonus portion of the calculation uses the average of the actual bonus paid for the most recently completed cycle and the current year target bonus.

    •
    If the executive has not been employed through one bonus cycle, the bonus portion of the calculation is based on the current year's target bonus amount.

  •
  A lump sum cash payment equal to the current year's target annual bonus, pro-rated for the length of time the executive was employed during the year prior to termination

  •
  Continuation of standard health and welfare benefits for up to two years for Mr. Jornayvaz or one year for our other current executives

  •
  Individual outplacement services up to a maximum of $5,000

        The executive is not entitled to these benefits upon termination of employment for any other reason following a change in control, including a termination for "Cause," or as a result of death or disability.

        To receive the benefits described above, the executive is bound by non-solicitation provisions that prohibit the executive from hiring our employees or soliciting our business relations for a period of one year following the date of termination.

        A "change in control" occurs if any one of the following events occurs:

  •
  Any individual, entity, or group (other than Messrs. Jornayvaz, Harvey, or Martin or their affiliates) becomes the beneficial owner of more than 30% of our voting securities.

  •
  The directors on our Board on the date on which the agreement was entered into, or directors nominated by those directors, cease to constitute at least two-thirds of the Board.

  •
  There is a merger, consolidation or other direct or indirect sale of Intrepid or its assets that will result in the voting securities of the successor entity being owned 30% or less by our voting securityholders prior to the transaction.

  •
  Our stockholders approve a complete plan of liquidation or dissolution.

        "Cause" means any (a) conviction of, or pleading nolo contendere to, a felony; (b) engaging in theft, fraud, embezzlement, or willful misappropriation of our property; (c) violation of any of our policies or practices regarding discrimination or harassment that would be grounds for termination of one of our employees in general; or (d) willful failure to perform substantially the executive's material duties that is not cured within 30 days.

        "Good Reason" means (a) a reduction in the executive's salary or annual bonus opportunity; (b) a material diminution in the executive's responsibility or authority; (c) a change of more than 30 miles in the location at which the executive primarily performs his or her services; or (d) any material failure by us to comply with any material term of the executive's change-in-control severance agreement. The executive is required to notify us of any of these events or conditions within 90 days, and we must fail to cure the event or condition within 30 days after notice.

Post-Employment or Change-in-Control Payments

        The tables below quantify the post-employment and change-in-control payments to which our executives (except Ms. McCandless and Mr. Montoya) would be entitled upon the occurrence of the specified trigger events. All calculations assume that the termination of employment occurred on December 31, 2019.

  Robert P. Jornayvaz III

Type of Compensation	Termination Unrelated to a Change in Control	Change in Control without Termination	Change in Control and Qualifying Termination
Cash Severance	—	—	$100,000
Accelerated Vesting of Restricted Stock(1)	—	$3,283,821	$3,283,821
Accelerated Vesting of Stock Options(2)	—	$323,918	$323,918
Other Benefits—Health & Welfare(3)	—	—	$27,291
Other Benefits—Outplacement Services	—	—	$5,000

Total Post-Employment or Change-in-Control Compensation	—	$3,689,039	$3,740,030

  Robert E. Baldridge

Type of Compensation	Termination unrelated to a Change in Control	Change in Control without Termination	Change in Control and Qualifying Termination
Cash Severance	—	—	$291,139
Prorated Bonus for Year of Termination	—	—	$116,456
Accelerated Vesting of Restricted Stock(1)	—	—	$218,177
Accelerated Vesting of Stock Options(2)	—	—	$30,352
Other Benefits—Health & Welfare(3)	—	—	$13,646
Other Benefits—Outplacement Services	—	—	$5,000

Total Post-Employment or Change-in-Control Compensation	—	—	$674,770

  Mark A. McDonald

Type of Compensation	Termination unrelated to a Change in Control	Change in Control without Termination	Change in Control and Qualifying Termination
Cash Severance	—	—	$230,000
Prorated Bonus for Year of Termination	—	—	$80,500
Accelerated Vesting of Restricted Stock(1)	—	—	$112,663
Accelerated Vesting of Stock Options(2)	—	—	$6,579
Other Benefits—Health & Welfare(3)	—	—	$21,358
Other Benefits—Outplacement Services	—	—	$5,000

Total Post-Employment or Change-in-Control Compensation	—	—	$456,100

  Matthew D. Preston

Type of Compensation	Termination unrelated to a Change in Control	Change in Control without Termination	Change in Control and Qualifying Termination
Cash Severance	—	—	$220,000
Prorated Bonus for Year of Termination	—	—	$44,000
Accelerated Vesting of Restricted Stock(1)	—	—	$80,181
Accelerated Vesting of Stock Options(2)	—	—	$5,702
Other Benefits—Health & Welfare(3)	—	—	$21,358
Other Benefits—Outplacement Services	—	—	$5,000

Total Post-Employment or Change-in-Control Compensation	—	—	$376,241

  Erica K. Wyatt

Type of Compensation	Termination unrelated to a Change in Control	Change in Control without Termination	Change in Control and Qualifying Termination
Cash Severance	—	—	$215,000
Prorated Bonus for Year of Termination	—	—	$64,500
Accelerated Vesting of Restricted Stock(1)	—	—	$122.928
Accelerated Vesting of Stock Options(2)	—	—	$13,230
Other Benefits—Health & Welfare(3)	—	—	$13,646
Other Benefits—Outplacement Services	—	—	$5,000

Total Post-Employment or Change-in-Control Compensation	—	—	$434,304

(1)
Amount was calculated by multiplying the number of shares of restricted stock held on December 31, 2019, by the closing market price of our common stock on that date ($2.71 per share). Mr. Jornayvaz is entitled to full vesting on all restricted stock upon a qualifying change in control. Other executives are entitled to full vesting on all restricted stock upon a qualifying termination of employment within six months following a change in control.

(2)
Amount was calculated by multiplying the number of shares of common stock underlying the option held on December 31, 2019, by the difference between the closing market price of our common stock on that date ($2.71 per share) and the option exercise price. Mr. Jornayvaz is entitled to full vesting on all unvested stock options upon a qualifying change in control. Other executives are entitled to full vesting on all unvested stock options upon a qualifying termination of employment within six months following a change in control.

(3)
Health and welfare benefits continue until the earlier of two years for Mr. Jornayvaz and one year for other executives from the date of termination or when the executive obtains coverage under another employer's medical plan.

        Ms. McCandless and Mr. Montoya resigned from Intrepid before December 31, 2019. Neither of them received any termination or post-termination payments or benefits in connection with their respective resignations.

Benefits on Death or Disability

        Our salaried employees, including executives, are eligible for group life, accidental death, and disability insurance benefits upon a termination of employment due to death or disability. In addition, executives and other senior employees who hold equity awards are entitled to accelerated vesting on their unvested equity awards and all vested stock options remain exercisable for 12 months following the termination of employment due to death or disability. Assuming a termination of employment due to death or disability on December 31, 2019, the value of this accelerated vesting for each of our executives would have been as follows:

Name	Accelerated Vesting of Equity Awards
Robert P. Jornayvaz III	$3,607,739
Robert E. Baldridge	$248,529
Mark A. McDonald	$119,242
Matthew D. Preston	$85,883
Erica K. Wyatt	$136,158

        Mr. Jornayvaz is eligible for long-term care insurance benefits upon a termination of employment due to disability. We estimate that Mr. Jornayvaz would be entitled to up to $2,500 per month in long-term care insurance benefits for the duration of the disability. Executives other than Mr. Jornayvaz are eligible for supplemental disability and long-term care insurance benefits upon a termination of employment due to disability. We estimate that these executives would be entitled to up to approximately $16,000 to $26,000 per month in supplemental disability and long-term care insurance benefits for the duration of the disability.

 CEO PAY RATIO

        This section provides information about the ratio of the 2019 annual total compensation of Mr. Jornayvaz, as our Executive Chairman, President, and Chief Executive Officer, to the median of the 2019 annual total compensation of our other employees. The CEO pay ratio shown below is a reasonable estimate calculated in a manner consistent with SEC rules.

        Mr. Jornayvaz's 2019 annual total compensation as reported in the Summary Compensation Table above was $2,749,027. The 2019 annual total compensation of our median employee was $79,257. Thus, the ratio of Mr. Jornayvaz's 2019 annual total compensation to the median of the 2019 annual total compensation of all other employees was 35 to 1.

        We determined our median employee based on taxable wages of each of our employees, excluding Mr. Jornayvaz, as of December 31, 2017. Our median employee is a surface operator and did not receive any equity awards in 2019. For 2019, we used the same median employee that was identified in 2017 and 2018 since we did not have any changes in our employee population or compensation arrangements that we believe would significantly impact our pay ratio disclosure. Because different companies use different methods to determine their estimated CEO pay ratio, the estimated CEO pay ratio above should not necessarily be used as a basis for comparisons between companies.

DIRECTOR COMPENSATION

Nonemployee Director Compensation Policy

        The Governance Committee periodically reviews director compensation and, if appropriate, recommends any changes to the Board for its approval. Recommendations are typically based on a review of compensation for nonemployee directors of companies of comparable size to us based on general industry data collected by F. W. Cook. We did not make any significant changes to our director compensation in 2019.

        Our director compensation program provides for the following compensation for nonemployee directors:

Annual cash retainer	$65,000
Annual grant of restricted stock with one-year vesting	$85,000
Additional annual cash retainer to each committee chairperson:
Audit Committee	$15,000
Compensation Committee	$10,000
Governance Committee	$7,500
Strategy Committee	$10,000
Additional annual cash retainer to each committee member:
Audit Committee	$10,000
Compensation Committee	$10,000
Governance Committee	$5,000

        Cash retainers are generally paid in quarterly installments. The annual restricted stock grant is made at the first Board meeting after the Annual Meeting.

Director Compensation Table

        The table below sets forth the compensation paid to or earned by our directors, other than Mr. Jornayvaz, whose compensation is reported above under the heading "Executive Compensation—2019 Summary Compensation Table." For Mr. Harvey, the amounts reported in the table below represent compensation paid to or earned by him for his employment as our Executive Vice Chairman of the Board. We do not provide any additional compensation to Messrs. Jornayvaz and Harvey for their service on the Board. For all other directors, the amounts reported in the table below represent compensation paid to or earned by them in accordance with our nonemployee director compensation policy, which is described below the table.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation	Total
Hugh E. Harvey, Jr.(2)	—	$84,997	$104,683	$189,680
Terry Considine	$97,500	$84,997	—	$182,497
Chris A. Elliott	$100,000	$84,997	—	$184,997
J. Landis Martin	$105,000	$84,997	—	$189,997
Barth E. Whitham	$100,000	$84,997	—	$184,997

(1)
These amounts represent the aggregate grant date fair value of annual restricted stock awards granted on May 22, 2019, calculated in accordance with financial statement reporting rules, excluding the effect of any estimated forfeitures. You can find information about the assumptions used to calculate these amounts in Note 13 to our financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2019. The awards vest in full on May 22, 2020, subject to the director's continued service. The awards also vest in the event of death, disability, or a qualifying change in control. The grant date fair value of the awards equals the number of shares granted multiplied by the closing market price of our common stock on the grant date ($3.31 per share).

  Our directors held the following shares of restricted stock and vested stock options as of December 31, 2019:

Name	Shares of Restricted Stock	Vested Stock Options
Hugh E. Harvey, Jr.	25,679	17,209
Terry Considine	25,679	—
Chris A. Elliott	25,679	—
J. Landis Martin	25,679	—
Barth E. Whitham	25,679	—

  Information regarding restricted stock and vested stock options held by Mr. Jornayvaz is reported above under the heading "Executive Compensation—Outstanding Equity Awards at the End of 2019."

(2)
During 2019, Mr. Harvey was an employee of Intrepid. The amounts shown above represent compensation paid to or earned by him for his employment. We do not provide any additional compensation to Mr. Harvey for his service on the Board. You can find additional details about Mr. Harvey's compensation, including a breakdown of his "All Other Compensation" below under the heading "Hugh E. Harvey, Jr.'s Employee Compensation."

Hugh E. Harvey, Jr.'s Employee Compensation

Stock Awards

        Mr. Harvey's employment agreement provides that his annual equity award is generally intended to have a grant date fair value of $750,000; provided that his actual equity award for any year will be determined by the Compensation Committee in its sole discretion. Mr. Harvey has requested that his annual equity awards be aligned with the awards granted to nonemployee directors under our nonemployee director compensation program. As such, Mr. Harvey received a restricted stock award valued at $85,000 in 2019.

Non-Equity Incentive Plan Compensation

        Mr. Harvey's employment agreement provides that his target annual bonus is generally intended to be $500,000; provided that his actual target bonus for any year will be determined by the Compensation Committee in its sole discretion. Mr. Harvey has requested that his compensation generally align with the compensation received by nonemployee directors under our nonemployee director compensation program. As such, Mr. Harvey did not participate in our 2019 bonus program.

All Other Compensation

        The following table provides details about other compensation paid to or earned by Mr. Harvey for 2019 in connection with his employment with us.

Name	Salary for Employee Position as our Executive Vice Chairman	Bonus	Office Parking	Group Life Insurance Premiums	Tax Reimbursement	Total
Hugh E. Harvey, Jr.	$100,000	$500	$3,600	$388	$195	$104,683

Employment and Change-in-Control Severance Agreements

        On May 18, 2010, we entered into our most recent employment agreement with Mr. Harvey relating to his employment as our Executive Vice Chairman of the Board. The original term of the agreement was for 18 months, and the term automatically extends by 12 months on the last day of the initial 18-month term and on each anniversary of that date thereafter, unless one party provides written notice of non-renewal to the other party at least 90 days prior to the effective date of an automatic extension. The other terms of this agreement are substantially similar to the terms of our employment agreement with Mr. Jornayvaz, which is described above under the heading "Employment Agreement with Robert P. Jornayvaz III." This employment agreement terminated in connection with Mr. Harvey's retirement as an employee of Intrepid in March 2020.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The table below sets forth information regarding the beneficial ownership of our common stock as of March 20, 2020, by the following persons:

  •
  each person or group who is known by us to own beneficially more than 5% of our common stock;

  •
  each member of our Board and each executive officer named in the Summary Compensation Table above; and

  •
  all members of our Board and current executive officers as a group.

        The table is based on information that we received from these individuals and information disclosed in filings made with the SEC. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock subject to options or other equity awards that are exercisable as of March 20, 2020, or will be exercisable within 60 days of that date, are considered outstanding and beneficially owned by the person holding the awards for the purpose of computing the total and percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

        To our knowledge, none of our directors or executive officers has pledged as security any of the shares that they beneficially own. Unless otherwise noted, each of the stockholders listed below has sole voting and investment power (or under marital property laws, shares these powers with his spouse) with respect to the shares shown in the table below. Unless otherwise noted, the business address of each stockholder is c/o Intrepid Potash, Inc., 1001 17th Street, Suite 1050, Denver, Colorado 80202.

Name of Beneficial Owner	Total Shares Beneficially Owned		Percent of Shares Outstanding Beneficially Owned(1)
Stockholders Beneficially Owning More Than 5%
Robert P. Jornayvaz III	20,568,122	(2)	15.5%
Clearway Capital Management Ltd.	17,119,822	(3)	13.0%
Hugh E. Harvey, Jr.	12,016,116	(4)	9.1%
FMR LLC	8,712,489	(5)	6.6%
BlackRock, Inc.	7,406,937	(6)	5.6%
Dimensional Fund Advisors LP	7,397,235	(7)	5.6%
Current Directors and Executives (in addition to Messrs. Jornayvaz and Harvey, whose information is presented above)
Terry Considine	227,081	(8)	< 1%
Chris A. Elliott	228,107	(9)	< 1%
J. Landis Martin	3,462,007	(10)	2.6%
Barth E. Whitham	245,942	(11)	< 1%
Robert E. Baldridge	189,079	(12)	< 1%
Mark A. McDonald	94,531	(13)	< 1%
Matthew D. Preston	52,935	(14)	< 1%
Erica K. Wyatt	136,822	(15)	< 1%
Current directors and executives, as a group (12 persons)	37,222,742		28.0%
Former Executives
Margaret E. McCandless	236,446	(16)	< 1%
Joseph G. Montoya	13,698	(17)	< 1%

(1)
The percentage ownership for each stockholder on March 20, 2020, was calculated by dividing (a) the total number of shares beneficially owned by the stockholder by (b) the number of shares of our common stock outstanding on March 20, 2020 (131,484,066), plus any shares the stockholder has the right to acquire as of March 20, 2020, or within 60 days of that date, through the exercise of stock options or other equity awards.

(2)
Represents (a) 17,209,236 shares held by IPC that are or may be deemed to be beneficially owned by Robert P. Jornayvaz III because of his position as the sole stockholder, sole director, and President of IPC, (b) 926,402 unrestricted shares, (c) 1,211,742 shares of restricted stock, and (d) 1,220,742 shares subject to stock options that are exercisable as of March 20, 2020, or within 60 days of that date.

(3)
Based solely on a Schedule 13G/A filed with the SEC on February 14, 2020. The principal business office of Clearway Capital Management Ltd. is Winterbotham Place, Marlborough & Queen Streets, P.O. Box N-3026 Nassau, The Bahamas.

(4)
Represents (a) 11,771,383 shares held by HOPCO that are or may be deemed to be beneficially owned by Hugh E. Harvey, Jr. because of his position as the sole stockholder, sole director, and President of HOPCO, (b) 206,293 unrestricted shares, (c) 25,679 shares of restricted stock, and (d) 12,761 shares subject to stock options that are exercisable as of March 20, 2020, or within 60 days of that date.

(5)
Based solely on a Schedule 13G filed with the SEC on February 7, 2020. The principal business office of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(6)
Based solely on a Schedule 13G/A filed with the SEC on February 5, 2020. The principal business office of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(7)
Based solely on a Schedule 13G/A filed with the SEC on February 12, 2020. The principal business office of Dimensional Fund Advisors LP is 6300 Bee Cave Road, Austin, Texas 78746.

(8)
Represents (a) 57,842 unrestricted shares, (b) 25,679 shares of restricted stock, and (c) 4,840 and 138,720 shares indirectly owned through CIC Profit Sharing Plan and Carbondale Corporation Retirement Plan, respectively, each of which is a qualified retirement plan. Mr. Considine has shared voting and dispositive power over the shares held by the Carbondale Corporation Retirement Plan.

(9)
Represents (a) 202,428 unrestricted shares and (b) 25,679 shares of restricted stock.

(10)
Represents (a) 202,619 unrestricted shares, (b) 25,679 shares of restricted stock, and (c) 3,233,709 shares owned indirectly through Martin Enterprises LLC. Mr. Martin is the sole manager, and Mr. Martin and trusts (of which Mr. Martin is the sole trustee) formed solely for the benefit of his children are the sole members, of Martin Enterprises LLC.

(11)
Represents (a) 220,263 unrestricted shares and (b) 25,679 shares of restricted stock.

(12)
Represents (a) 98,030 unrestricted shares, (b) 66,642 shares of restricted stock, and (c) 24,407 shares subject to stock options that are exercisable as of March 20, 2020, or within 60 days of that date.

(13)
Represents (a) 49,489 unrestricted shares, (b) 33,295 shares of restricted stock, and (c) 11,747 shares subject to stock options that are exercisable as of March 20, 2020, or within 60 days of that date.

(14)
Represents (a) 20,484 unrestricted shares, (b) 25,663 shares of restricted stock, and (c) 6,788 shares subject to stock options that are exercisable as of March 20, 2020, or within 60 days of that date.

(15)
Represents (a) 75,074 unrestricted shares, (b) 37,650 shares of restricted stock, and (c) 24,098 shares subject to stock options that are exercisable as of March 20, 2020, or within 60 days of that date.

(16)
Represents (a) 109,938 unrestricted shares, and (b) 126,508 shares subject to stock options that are exercisable as of March 20, 2020.

(17)
Represents shares subject to stock options that are exercisable as or March 20, 2020..

 EQUITY COMPENSATION PLAN INFORMATION

        The following table sets forth information as of December 31, 2019, regarding our Amended and Restated Equity Incentive Plan:

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	3,134,794	$3.25	9,167,781
Equity compensation plans not approved by security holders	—	—	—

Total	3,134,794	$3.25	9,167,781

CERTAIN RELATIONSHIPS AND RELATED-PERSON TRANSACTIONS

Policy on Transactions with Related Persons

        Our Board has adopted a written policy with respect to related-person transactions. Under this policy, the Audit Committee must review and approve or ratify any transaction, arrangement, or relationship (including any indebtedness or guarantee of indebtedness) or series of similar transactions, arrangements, or relationships in which (a) we are a participant, (b) the aggregate amount involved will or may be expected to exceed $120,000, and (c) a related person has or will have a direct or indirect material interest. In addition, related-person transactions must be on terms comparable to those that could be obtained in arm's length dealings with an unrelated third party. For purposes of this policy, a "related person" means (a) any of our directors, executive officers, or nominees for director, (b) any stockholder that beneficially owns more than 5% of the outstanding shares of our common stock, (c) any immediate family member of the foregoing, and (d) any firm, corporation, or other entity in which any of the foregoing persons is employed or is a partner or other principal or has a substantial ownership interest (more than 10%) or control of the entity. The Audit Committee approves or ratifies only those transactions that it determines in good faith are in, or are not inconsistent with, the best interests of us and our stockholders.

        In addition, our Board-adopted Code of Business Conduct and Ethics provides that no director, officer, or employee may pursue for his or her own account a business or investment opportunity if he or she has obtained knowledge of the opportunity through his or her affiliation with us.

        Our Board or the Audit Committee approved each of the arrangements described below under the heading "—Related-Person Transactions" pursuant to our policy when we originally entered into or agreed to it.

Related-Person Transactions

        Set forth below is a description of transactions between us and our officers, directors, and greater than 5% stockholders since the beginning of 2019.

Director Designation and Voting Agreement

        You can find more information about this agreement above under the heading "Corporate Governance—Director Designation and Voting Agreement."

Registration Rights Agreement

        Intrepid, IPC, and HOPCO are parties to a Registration Rights Agreement that was entered into in 2008. Mr. Jornayvaz is the sole owner of IPC, and Mr. Harvey is the sole owner of HOPCO. Under this agreement, each of IPC and HOPCO has the right, in certain circumstances, to require us to register for sale the shares of common stock held by it. Subject to the terms and conditions of the agreement, each of IPC and HOPCO may make up to three demands for registration, one of which may require a shelf registration statement. In addition, IPC and HOPCO have piggyback registration rights that give them the right to have their shares included in a registration statement for certain future registered offerings by us. We will bear all costs of registration pursuant to the registration rights provided under this agreement. There were no costs associated with this agreement in 2019.

Sherbrooke Partners

        In 2019, in connection with the acquisition of additional water rights from the Dinwiddie Cattle Company and the acquisition of a 50% undivided interest in certain land in Texas, we paid a finders fee and the reimbursement of legal expenses to Sherbrooke Partners, LLC in an aggregate amount of $1.85 million.

Paul E. Jornayvaz is the President of Sherbrooke Partners, LLC and is the brother of Robert P. Jornayvaz III, our Executive Chairman of the Board and Chief Executive Officer.

Office Sublease

        In 2017, we entered into a sublease agreement with Peakview Oil Company, LLC ("Peakview"), an entity that is majority owned by Mr. Jornayvaz. Under the agreement, we sublease to Peakview a portion of our unused office space at our headquarters in Denver. The sublease agreement is made on the same general terms and conditions as the master lease under which we lease the office space. Peakview pays us approximately $500 per month in rent, as well as any additional fees and expenses imposed under our master lease relating to Peakview's use. For 2019, Peakview paid us $6,108 under the agreement.

Transition Services Agreement

        In 2008, we entered into a Transition Services Agreement with Intrepid Oil & Gas, LLC ("IOG"). IOG is owned in equal parts by IPC and HOPCO. In February 2019, we and IOG entered into an amendment to this agreement to extend the term of the agreement to April 24, 2021. Under this agreement, IOG may request specified employees of Intrepid or its subsidiaries (other than Messrs. Jornayvaz and Harvey) to provide a limited amount of geology, land title, and engineering services relating to IOG's oil and gas ventures with payment by IOG to Intrepid for these services at cost plus 10%.

        IOG is obligated to reimburse us for an amount equal to the sum of the following amounts:

  •
  The number of hours our employees spend performing services under the agreement for a month, multiplied by a cost per hour for each employee that takes into account actual gross wages, salaries, bonuses, incentive compensation, and payroll taxes of that employee, employee benefit plans attributable to the employee, and other benefits directly attributable to the employee, plus an amount equal to 10% of the employee cost per hour to ensure fairness of the arrangements to us

  •
  Out-of-pocket costs and expenses incurred by us during the month

        The aggregate time spent by any employee of Intrepid or its subsidiaries on projects under the agreement is limited to 15% of their total working time for Intrepid. This limit may be exceeded only with the prior approval of our Board.

        In addition, the parties to the Transition Services Agreement (a) acknowledge that IOG owns the rights that permit IOG to drill an oil and gas well at an agreed location near our Moab, Utah, mine; and (b) consent to and authorize the drilling of the well by IOG at its own expense, provided that the drilling does not interfere with our operations. IOG must reimburse us for any costs relating to IOG's drilling of the well. If IOG determines in its sole discretion that the well is noncommercial for oil and gas production, and we agree that the well should be converted for use in our potash production, we will buy the well from IOG for a specified amount not to exceed $750,000 or IOG's out-of-pocket cost for the drilling and related costs and expenses incurred by IOG to drill the well to the base of the potash zones. IOG must indemnify us for any damage to our Moab mine that is caused by the drilling of the well. For 2019, IOG paid us $3,763 for services under this agreement.

Surface Use Easement Agreement

        In 2009, we entered into a Surface Use Easement and Water Purchase Agreement with IOG relating to oil and gas rights owned by IOG that exist below the surface of our land. Under the agreement, we have granted IOG an easement across a portion of our land to access a drilling site for one of its wells. The easement continues for so long as oil or gas is produced in paying quantities from the well or from any unit or communitized area that includes the well. As consideration for the easement, IOG must pay us $7,500, plus an administrative fee, on July 2 of each year during the term of the easement. In addition, we have agreed to sell IOG water or salt brine to the extent that we have excess water or salt brine available that we may legally sell. For 2019, IOG paid us $8,250 under this agreement.

Aircraft Use

        In 2009, we entered into an aircraft dry-lease agreement with Intrepid Production Holdings LLC ("IPH"), which is indirectly owned by Mr. Jornayvaz. The agreement allows us to use an aircraft owned by IPH for Intrepid business purposes on an as-needed basis. The agreement had an initial one-year term beginning on January 9, 2009, and thereafter automatically renews on a month-to-month basis. Either party may terminate the agreement on 30 days' notice to the other party. Under the agreement, we pay $6,235 per flight hour for use of the aircraft. We are also responsible for taxes and insurance deductibles relating to our use of the aircraft. For 2019, we did not pay any amounts to IPH under this agreement.

        In 2014, we entered into an aircraft dry-lease agreement with Odyssey Adventures, LLC ("Odyssey"), which is indirectly owned by Mr. Harvey. The agreement allows us to use an aircraft owned by Odyssey for Intrepid business purposes on an as-needed basis. The agreement had an initial one-year term beginning on September 1, 2014, and thereafter automatically renews on a month-to-month basis. Either party may terminate the agreement on 30 days' notice to the other party. Under the agreement, we pay $6,235 per flight hour for use of the aircraft. We are also responsible for taxes and insurance deductibles relating to our use of the aircraft. For 2019, we did not pay any amounts to Odyssey under this agreement.

 HOUSEHOLDING

        We have adopted a practice called "householding." This practice allows us to deliver only one copy of certain of our stockholder communications (such as the notice regarding the internet availability of proxy materials, our annual reports, or our proxy materials) to stockholders who have the same address and last name and who do not participate in email delivery of these materials, unless one or more of these stockholders notifies us that he or she would like to receive an individual copy of these notices or materials. If you share an address with another stockholder and receive only one set of proxy-related materials and would like to request a separate copy for this year's Annual Meeting or for any future meetings or stockholder communications, please send your written request to Intrepid Potash, Inc., 1001 17th Street, Suite 1050, Denver, Colorado 80202, Attention: Secretary, or call us at (303) 296-3006. Upon written or oral request, we will promptly deliver a separate copy to you. Similarly, you may also contact us through either of these methods if you receive multiple copies of proxy-related materials and other stockholder communications and would prefer to receive a single copy in the future.

STOCKHOLDER PROPOSALS

        A stockholder who would like to have a proposal considered for inclusion in our 2021 proxy statement pursuant to SEC Rule 14a-8 must submit the proposal so that it is received by us no later than December 8, 2020, unless the date of our 2021 Annual Meeting is more than 30 days before or after May 19, 2021, in which case the proposal must be received a reasonable time before we begin to print and send our proxy materials. SEC rules set standards for eligibility and specify the types of stockholder proposals that may be excluded from a proxy statement. Stockholder proposals should be addressed to the Secretary, Intrepid Potash, Inc., 1001 17th Street, Suite 1050, Denver, Colorado 80202.

        For stockholder proposals submitted outside of the SEC proposal rules, our Bylaws require that advance written notice in proper form of stockholder proposals for matters to be brought before an Annual Meeting be received by our Secretary not less than 90 days or more than 120 days before the first anniversary date of the immediately preceding Annual Meeting. Accordingly, notice of stockholder proposals for the 2021 Annual Meeting of Stockholders must be received by us between January 19, 2021 and February 18, 2021. If the date of the 2021 Annual Meeting of Stockholders is more than 30 days before or 70 days after May 19, 2021, we must receive the proposal or nomination no earlier than the 120th day before the Annual Meeting date and no later than the 90th day before the Annual Meeting date, or the 10th day following the day on which public disclosure of the date of the 2021 Annual Meeting of Stockholders is made.

ANNUAL REPORT ON FORM 10-K AND OTHER SEC FILINGS

        At your request, we will provide you with a copy of our Annual Report on Form 10-K for the year ended December 31, 2019, without charge. You should send your written requests to Secretary, Intrepid Potash, Inc., 1001 17th Street, Suite 1050, Denver, Colorado 80202. The exhibits to the annual report are available upon payment of charges that approximate our cost of reproduction.

        You can also obtain copies of the annual report and exhibits, as well as other filings that we make with the SEC, on our website at investors.intrepidpotash.com or on the SEC's website at sec.gov.

 OTHER MATTERS

        The Board does not know of any other matters to be brought before the Annual Meeting. If any other matters not mentioned in this proxy statement are properly brought before the Annual Meeting, the individuals named in the enclosed proxy intend to use their discretionary voting authority under the proxy to vote the proxy in accordance with their best judgment on those matters.

By Order of the Board of Directors,

Kyle R. Smith Vice President, General Counsel and Secretary

April 7, 2020

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/18/2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During the meeting - Go to www.virtualshareholdermeeting.com/IPI2020 INTREPID POTASH, INC. 1001 17TH STREET, SUITE 1050 DENVER COLORADO 80202 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/18/2020. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following: 1. Election of Class III Directors Nominees For 0 0 For 0 0 Against 0 0 Against 0 0 Abstain 0 0 Abstain 0 0 1a. Robert P. Jornayvaz III 1b. Hugh E. Harvey, Jr. The Board of Directors recommends you vote FOR proposals 2 and 3. 2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2020. 3. To approve, on an advisory basis, the compensation of our named executive officers. NOTE: To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof. Yes 0 No 0 Please indicate if you plan to attend this meeting Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000454665_1 R1.0.1.18

You can find directions to our offices for the meeting by visiting our website at http://www.gevo.com/ contact Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K and Notice and Proxy Statement Telephone/Internet insert (BR supplied) are available at www.proxyvote.com INTREPID POTASH, INC. Annual Meeting of Shareholders May 19, 2020 10:00 AM (MDT) This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Erica K. Wyatt and Matthew D. Preston or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of INTREPID POTASH, INC. that the stockholder(s) is/are entitled to vote at the 2020 Annual Meeting of Stockholders to be held at 10:00 a.m., Mountain Time located via live webcast at www.virtualshareholdermeeting.com/IPI2020 and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side 0000454665_2 R1.0.1.18